Exhibit 10.76

Loan No. 105195

LOAN AGREEMENT

(Non-Revolving)

BETWEEN

KBS WOODFIELD PRESERVE, LLC,

a Delaware limited liability company,

AS BORROWER,

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS LENDER

Dated as of November 13, 2007

i

	(e) Solvency	24
	(f) Material Adverse Changes	24
	(g) Litigation Proceedings	24
	(h) Perfection of Liens	24
	(i) Indefeasible Title	24
	(j) No Event of Default	24
	(k) Fees and Expenses	24
	(l) Opinions of Counsel	24
	(m) Consents and Approvals	25
	(n) Insurance	25
	(o) Due Diligence	25
	(p) Representations and Warranties	25
4.2	Intentionally Omitted	25
4.3	Funds Transfer Disbursements	25

ARTICLE V REPRESENTATIONS AND WARRANTIES		26

5.1	Organization; Corporate Powers	26
5.2	Authority	26
5.3	Ownership of Borrower	27
5.4	No Conflict	27
5.5	Consents and Authorizations	27
5.6	Governmental Regulation	28
5.7	Prior Financials	28
5.8	Financial Statements; Projections and Forecasts	28
5.9	Prior Operating Statements	28
5.10	Operating Statements and Projections	28
5.11	Litigation; Adverse Effects	29
5.12	No Material Adverse Change	29
5.13	Payment of Taxes	29
5.14	Material Adverse Agreements	29
5.15	Performance	29
5.16	Federal Reserve Regulations	30
5.17	Disclosure	30
5.18	Requirements of Law; ERISA	30
5.19	Environmental Matters	30
5.20	Major Agreements; Leases	31
5.21	Solvency	32
5.22	Title to Property; No Liens	32
5.23	Use of Proceeds	32
5.24	Property Management Agreements	32
5.25	Single Purpose Entity	32
5.26	Tax Shelter Regulations	32
5.27	Organizational Documents	32

ARTICLE VI REPORTING COVENANTS		33

6.1	Financial Statements and Other Financial and Operating Information (Borrower)	33
	(a) Operating Statements and Operating Results	33

	(b) Quarterly Financial Statements	33
	(c) Borrower’s Certificate	33
	(d) Budgets	34
	(e) Knowledge of Event of Default	34
	(f) Litigation, Arbitration or Government Investigation	35
	(g) ERISA Matters	35
	(h) Other Information	35
	(i) Accountant Reports	36
6.2	Financial Statements and Other Financial and Operating Information (KBS REIT)	36
	(a) Quarterly Financial Statements	36
	(b) Additional Reporting	36
6.3	Environmental Notices	36
6.4	Confidentiality	36

ARTICLE VII AFFIRMATIVE COVENANTS		37

7.1	Existence	37
7.2	Qualification, Name	37
7.3	Compliance with Laws, Etc.	37
7.4	Payment of Taxes and Claims	37
7.5	Maintenance of Property; Insurance	38
7.6	Inspection of Property; Books and Records; Discussions	38
7.7	Maintenance of Permits, Etc.	38
7.8	Single Purpose Entity	38
7.9	Subordination of Property Management Agreements	39
7.10	SNDAs	39
7.11	KBS REIT Covenants	39

ARTICLE VIII NEGATIVE COVENANTS		39

8.1	Operating Restrictions:	39
	(a) Indebtedness; Liens	39
	(b) Transfers of Collateral	39
	(c) Restrictions on Fundamental Changes	40
	(d) Loans to Other Persons; Investments	40
8.2	Amendment of Constituent Documents	40
8.3	Margin Regulations	40
8.4	Ownership; Management	41
	(a) Ownership of Borrower	41
	(b) Management	41

ARTICLE IX FINANCIAL COVENANT		41

9.1	Distributions	41
9.2	Incurrence of Additional Indebtedness	41

ARTICLE X EVENTS OF DEFAULT; RIGHTS AND REMEDIES		42

10.1	Events of Default	42
	(a) Failure to Make Payments When Due	42
	(b) Distributions; Additional Indebtedness	42

	(c) Other Defaults	42
	(d) Breach of Representation or Warranty	42
	(e) Involuntary Bankruptcy; Appointment of Receiver, Etc.	42
	(f) Voluntary Bankruptcy; Appointment of Receiver, Etc.	43
	(g) Judgments and Attachments	43
	(h) Dissolution	43
	(i) Loan Documents; Failure of Security	43
	(j) ERISA Liabilities	44
	(k) Environmental Liabilities	44
	(l) Solvency; Material Adverse Change	44
	(m) Interest Rate Management Agreement	44
	(n) Default under any Other Security Instrument	44
	(o) KBS REIT Covenant Compliance	44
10.2	Rights and Remedies	45
	(a) Acceleration, Etc.	45
	(b) Access to Information	45
	(c) Use of Intangibles	45
	(d) Waiver of Demand	46
	(e) Waivers, Amendments and Remedies	46
10.3	Permitted REIT Distributions	46

ARTICLE XI MISCELLANEOUS		47

11.1	Expenses	47
	(a) Generally	47
	(b) After Event of Default	47
11.2	Indemnity	47
11.3	Change in Accounting Principles	48
11.4	Amendments and Waivers	48
11.5	Independence of Covenants	49
11.6	Notices and Delivery	49
11.7	Survival of Warranties, Indemnities and Agreements	49
11.8	Failure or Indulgence Not Waiver; Remedies Cumulative	49
11.9	Marshalling; Payments Set Aside	50
11.10	Severability	50
11.11	Headings	50
11.12	Governing Law; Waiver	50
11.13	Limitation of Liability	50
11.14	Successors and Assigns	51
11.15	Consent to Jurisdiction and Service of Process; Waiver of Jury Trial	51
11.16	Counterparts; Effectiveness; Inconsistencies	51
11.17	Performance of Obligations	52
11.18	Construction	52
11.19	Entire Agreement	52
11.20	Assignments and Participations	52
11.21	Limitation on Personal Liability of Shareholders, Partners and Members	54
11.22	Cross-Default; Cross-Collateralization	54

11.23	USA Patriot Act Notice, Compliance	54
11.24	Electronic Document Deliveries	54

LIST OF EXHIBITS AND SCHEDULES

Exhibits:

A	-	Property Description
B	-	Form of Subordination Agreement; Acknowledgment of Lease Assignment, Estoppel, Attornment and Non-Disturbance Agreement
C-1	-	Form of Borrower Certificate
C-2	-	Form of KBS REIT Compliance Certificate
D	-	Transfer Authorizer Designation
E	-	Form of Modification of Security Instrument
F	-	KBS REIT Covenants

Schedules:

2.2(a)		Fees and Expenses
5.3		Ownership of Borrower
5.11		Litigation Disclosure
5.19		Environmental Reports
5.24		Property Management and Leasing Agreements
11.22		Schedule of Loans and Properties

v

LOAN AGREEMENT

THIS LOAN AGREEMENT is dated as of November 13, 2007 (as amended, supplemented or modified from time to time, the “Agreement”) and is between KBS WOODFIELD PRESERVE, LLC, a Delaware limited liability company (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

RECITALS

WHEREAS, Borrower has requested that Lender provide Borrower with a loan facility in the principal amount of Sixty-Eight Million Four Hundred Thousand Dollars ($68,400,000), to be secured by an approximately 610,462 square foot office building to be acquired by Borrower concurrently herewith (the “Property”), as more particularly described on Exhibit A hereto; and

WHEREAS, Lender is willing to make the requested facility available to Borrower, to finance Borrower’s acquisition of the Property, on the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

“Accommodation Obligations”, as applied to any Person, means (a) any Indebtedness of another Person in respect of which that Person is liable, including, without limitation, any such Indebtedness directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable including in respect of any partnership in which that Person is a general partner; and (b) any Contractual Obligations (contingent or otherwise) of such Person arising through any agreement to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

“Accountants” means any “big four” accounting firm or another firm of certified public accountants of national standing, if any, selected by Borrower and acceptable to Lender.

“Acquisition Cost” shall mean, as to the Property, the Purchase Price of the Property, plus all costs and expenses incurred by Borrower in connection with its acquisition of the Property and all adjustments to the Purchase Price required under the terms of the purchase agreement entered into by Borrower in connection with the acquisition of the Property.

“Affiliates” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of all interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting interests or by contract or otherwise, or (b) the ownership of a general partnership interest or a limited partnership interest (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests or other ownership interests of such Person.

“Allocated Share” means at any time, and from time to time, an amount expressed as a percentage that is calculated by dividing the cost basis of the Property by the cost basis of all real property owned directly or indirectly by KBS REIT or the REIT Operating Partnership.

“Appraisal” means a written appraisal prepared by an independent MAI appraiser acceptable to Lender and subject to Lender’s customary independent appraisal requirements and prepared in compliance with all applicable regulatory requirements, including FIRREA.

“Appraised Value” means, with respect to the property being appraised, the fair market value, on an “as-is” basis, as reflected in the then most recent Appraisal of the Property, as adjusted, if applicable, by Lender based upon its internal review of such Appraisal.

“Benefit Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) in respect of which a Person or an ERISA Affiliate is, or within the immediately preceding five (5) years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower’s Certificate” means a certificate, certifying as to the matters set forth therein, signed on behalf of the Borrower by an authorized signatory having primary responsibility with respect to the matters set forth therein.

“Borrower’s Account” means Account No. 4121618375 of Borrower with Lender into which a portion of the loan funds shall be deposited in accordance with this Agreement.

“Business Day” means (a) with respect to the selection of a Fixed Rate under and as defined in the Note, payment or rate determination of LIBO under the Note, a day, other than a Saturday or Sunday, on which Lender is open for business in San Francisco and on which dealings in Dollars are carried on in the London interbank market, and (b) for all other purposes any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California, or is a day on which banking institutions located in California are required or authorized by law or other governmental action to close.

“Capital Leases”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Closing Date” means the date on which the initial advance of proceeds of the Loan are disbursed.

“Collateral” means the personal property constituting a part of the Subject Property (as defined in the Security Instrument).

“Compliance Ratio” means the ratio (expressed as a percentage) of (a) the Loan Commitment to (b) the lesser of (i) the Appraised Value of the Property and (ii) the Acquisition Cost of the Property.

“Concessions” shall mean all above-market amounts paid or foregone by Borrower directly to or on behalf of any tenant for the purpose of inducing such tenant to enter into a lease, including, without limitation, tenant improvement allowances, moving expenses, free rent periods or abatements, and/or assumptions or buyouts of the tenant’s obligations under other leases. (The term “above-market” shall be understood to mean amounts in excess of those assumed in the then most recent Appraisal.) Lender shall have the right to adjust any Concessions based, in part and as applicable, upon assumptions set forth in the then most current Appraisal. All Concessions shall be amortized over the full lease term.

“Contaminant” means any pollutant (as that term is defined in 42 U.S.C. 9601(33)) or toxic pollutant (as that term is defined in 33 U.S.C. 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. 9601(14)), hazardous chemical (as that term is defined by 29 CFR Section 1910.1200(c)), toxic substance, hazardous waste (as that term is defined in 42 U.S.C. 6903(5)), radioactive material, special waste, petroleum (including crude oil or any petroleum-derived substance, waste, or breakdown or decomposition product thereof), any constituent of any such substance or waste, including, but not limited to, polychlorinated biphenyls and asbestos, or any other substance or waste deleterious to the environment the release, disposal or remediation of which is now or at any time becomes subject to regulation under any Environmental Law, along with all “Hazardous Materials” as such term is defined in the Environmental Indemnity Agreement executed by Borrower concurrently herewith.

“Contractual Obligation”, as applied to any Person, means any provision of any securities issued by that Person or any indenture, mortgage, lease, contract, undertaking, document or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

“Court Order” means any judgment, writ, injunction, decree, rule or regulation of any court or Governmental Authority binding upon or applicable the Person in question.

“Distributions”, with respect to Borrower, means any distribution of money to any equity owner or Affiliate of Borrower, whether in the form of earnings, income or other proceeds, repayment of any principal or interest on any loan or other advance made to Borrower by any such equity owner or Affiliate, or any loan or advance by Borrower of any funds to any such equity owner or Affiliate.

“DOL” means the United States Department of Labor and any successor department or agency.

“Dollars” and “$” means the lawful money of the United States of America.

“Effective Gross Income” means the sum of items (a) and (b) in the definition of Net Operating Income.

“Environmental Laws” has the meaning set forth in Section 5.19.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means, as to any Person, any (a) corporation which is, becomes, or is deemed to be a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person, (b) partnership, trade or business (whether or not incorporated) which is, becomes or is deemed to be under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person, (c) other Person that is, becomes or is deemed to be a member of the same “affiliated service group” (as defined in Section 414(m) of the Internal Revenue Code) as such Person, or (d) any other organization or arrangement described in Section 414(o) of the Internal Revenue Code which is, becomes or is deemed to be required to be aggregated pursuant to regulations issued under Section 414(o) of the Internal Revenue Code with such Person pursuant to Section 414(o) of the Internal Revenue Code.

“Event of Default” means any of the occurrences set forth in Article X after the expiration of any applicable grace period expressly provided therein.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any governmental authority succeeding to its functions.

“Financial Statements” has the meaning given to such term in Section 6.1(b).

“FIRREA” means the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended from time to time.

“Fiscal Quarter” means each three month period ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of Borrower, which shall be the twelve (12) month period ending on the last day of December in each year.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any federal, state, local, municipal or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness”, as applied to any Person (and without duplication), means (a) the principal amount of all indebtedness of such Person for borrowed money, whether or not subordinated and whether with or without recourse beyond any collateral security, (b) the principal amount of all indebtedness of such Person evidenced by securities or other similar instruments, (c) all reimbursement obligations and other liabilities of such Person with respect to letters of credit or banker’s acceptances issued for such Person’s account, (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all obligations in respect of both operating and Capital Leases of such Person, (f) all Accommodation Obligations of such Person, (g) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by, or are a personal liability of, such Person (including, without limitation, the principal amount of any assessment or similar indebtedness encumbering any property (except for non-delinquent, accrued but unpaid real estate taxes as provided under Section 9.2)), (h) all indebtedness, obligations or other liabilities (other than interest expense liability) in respect of interest rate swap, collar, cap or similar agreements providing interest rate protection and foreign currency exchange agreements, (i) ERISA obligations currently due and payable, and (j) without duplication or limitation, all liabilities and other obligations included in the financial statements (or notes thereto) of such Person as prepared in accordance with GAAP.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time hereafter, and any successor statute.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“KBS REIT” means KBS Real Estate Investment Trust, Inc., a Maryland corporation.

“KBS REIT Compliance Certificate” means a certificate, certifying as to the matters set forth therein, signed on behalf of KBS REIT by an authorized signatory having primary responsibility with respect to the matters set forth therein.

“Lease” means a tenant lease of all or any portion of the Property.

“Liabilities and Costs” means all claims, judgments, liabilities, obligations, responsibilities, losses, damages (including lost profits), punitive or treble damages, costs, disbursements and expenses (including, without limitation, reasonable attorneys’, experts’ and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

“Lien” means any deed of trust, mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights-of-way, zoning restrictions and the like), lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including without limitation any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or document having similar effect (other than a financing statement filed by a “true” lessor pursuant to the Uniform Commercial Code) naming the owner of the asset to which such Lien relates as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

“Loan” means the principal sum that Lender agrees to lend and Borrower agrees to borrow pursuant to the terms and conditions of this Agreement: Sixty-Eight Million Four Hundred Thousand Dollars ($68,400,000).

“Loan Commitment” means the then outstanding principal balance under the Note.

“Loan Constant” means a fraction, expressed as a percentage, determined by dividing the Net Operating Income of the Property by the Loan Commitment at the time of determination.

“Loan Documents” means this Agreement, the Note, the Security Instrument, all other agreements, instruments and documents (together with amendments and supplements thereto and replacements thereof) now or hereafter executed by Borrower which evidence or secure the Obligations.

“Major Agreements” means, at any time, (a) each cross-easement, restrictions or similar agreement encumbering or affecting the Property and any adjoining property, and (b) except as otherwise noted in Section 3.3(d)(ii), each property management agreement and leasing agreement with respect to the Property entered into with any Person.

“Major Lease” means any Lease (a) with respect to more than 15% of the net rentable space of the Property, or (b) under which Borrower’s obligation as to the cost of tenant improvements exceeds 130% of the estimated tenant improvement allowance (per rentable square foot) as set forth in the then most recent Appraisal, or (c) under which the (Net Effective Rental Rate) is less than 85% of the amount assumed for such Lease estimated effective in the then most recent Appraisal.

“Manager” means KBS Capital Advisors LLC, a Delaware limited liability company, or any replacement asset manager of KBS REIT appointed in accordance with Section 8.4(b).

“Management Agreement” means the Advisory Agreement dated November 8, 2007 between Manager and KBS REIT.

“Material Adverse Effect” means (a) with respect to Borrower, a material adverse effect upon the condition (financial or otherwise), operations, performance, properties or prospects of Borrower that could reasonably be expected to impair, to a material extent, Borrower’s ability to perform its obligations under the Loan Documents; and (b) with respect to the Property, a material adverse effect upon the physical condition of the Property, or upon its operations, performance or prospects, that reduces the Appraised Value of the Property to an amount that is less than eighty percent (80%) of the Appraised Value of the Property as of the date hereof. The phrase “has a Material Adverse Effect” or “will result in a Material Adverse Effect” or words substantially similar thereto shall in all cases be intended to mean “has resulted, or will or could reasonably be anticipated to result, in a Material Adverse Effect”, and the phrase “has no (or does not have a) Material Adverse Effect” or “will not result in a Material Adverse Effect” or words substantially similar thereto shall in all cases be intended to mean “does not or will not or could not reasonably be anticipated to result in a Material Adverse Effect”.

“Maturity Date” has the meaning given to such term in Section 2.1(c).

“Multiemployer Plan” means an employee benefit plan defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by a Person or an ERISA Affiliate of such Person.

“Net Effective Rental Rate” means the actual recurring contractual base rental payment required to be paid by a tenant under a Lease, taking into account any adjustment regarding Concessions.

“Net Operating Income,” solely for purposes of Section 2.1(c) of this Agreement, shall mean: (a) total monthly base rent payable, as of the date of determination and at the Net Effective Rental Rate, by tenants (not in default or in bankruptcy) under Leases entered into in compliance with Section 3.3(b), multiplied times twelve, excluding security or other deposits, late fees, lease termination or other similar charges, delinquent rent recoveries, unless previously reflected in reserves, or any other items of a non-recurring nature; plus (b) monthly expense reimbursements payable by such tenants, multiplied times twelve; minus the sum of the actual reasonable Operating Expenses for the calendar month immediately preceding the date of determination multiplied by twelve (and adjusted for the impacts of any changes in occupancy during such period).

“Note” means the Promissory Note Secured by Deed of Trust, in the amount of the Loan, executed by Borrower in favor of Lender and dated the date hereof, as the same may be amended, supplemented, replaced or modified from time to time.

“Obligations” means, from time to time, all Indebtedness of Borrower owing to Lender, to any Person entitled to indemnification pursuant to Section 11.2, or to any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement or any other Loan Document, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys’ fees and disbursements, reasonable fees and disbursements of expert witnesses and other consultants, and any other sum now or hereinafter chargeable to Borrower under or in connection with this Agreement or any other Loan Document. (Notwithstanding the foregoing definition of “Obligations”, Borrower’s obligations under any environmental indemnity agreement constituting a Loan Document, or any environmental representation, warranty, covenant, indemnity or similar provision in this Agreement or any other Loan Document, shall be secured by the Property only to the extent, if any, specifically provided in the Security Instrument).

“Operating Expenses” shall mean all reasonable operating expenses of the Property, including, without limitation, those for maintenance, property management (subject to an imputed minimum of 2% of Effective Gross Income), repairs, annual taxes, bond assessments, ground lease payments (if any), insurance, utilities and other annual expenses (but not costs of tenant retrofit, lease commission, capital improvements or capital repairs) and non-capital reserves that are customary and standard for properties of this type. Operating Expenses for this purpose shall not include any interest or principal payments on the Loan or any allowance for depreciation; recurring expenses, which are not paid monthly, shall be accounted for monthly, without duplication, on an accrual basis.

“Operating Statements” has the meaning given to such term in Section 6.1(a).

“Original Appraisal” means the Appraisal prepared by Cushman & Wakefield of Illinois, Inc., Valuation Services, Capital Markets Group, dated September 28, 2007.

“Other Security Instrument” means any other mortgage or deed of trust which is now or hereafter cross-collateralized with the Security Instrument, including, without limitation, the Other Security Instruments which secure the loans contemplated on Schedule 11.22 attached hereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Permitted Liens” means:

(a) Liens (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges of any Governmental Authority or claims not yet due;

(b) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including without limitation surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), or statutory obligations;

(c) any laws, ordinances, easements, rights of way, restrictions, exemptions, reservations, conditions, limitations, covenants or other matters described as exceptions on Schedule B of the title insurance policies described in Section 4.1(b)(ii) which are delivered to and accepted by Lender in satisfaction of the applicable condition to the disbursement under the Loan;

(d) Liens imposed by laws, such as mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than thirty (30) days past due;

(e) Leases in effect on the Closing Date and any Leases entered into in the future that are not prohibited by the terms of the Loan Documents; and

(f) any other Liens that are accepted by Lender.

“Permitted REIT Distributions” means distributions (directly or indirectly) by Borrower to KBS REIT to the extent that, if not distributed to KBS REIT:

(a) the REIT would, as the result of the failure of Borrower to receive cash from the Property, be unable to distribute all KBS REIT taxable income with respect to the Property, or

(b) KBS REIT would, as a result of the failure of Borrower to receive cash from the Property, fail to satisfy its obligations to pay REIT Operating Expenses.

“Person” means any natural person, employee, corporation, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

“Plan” means an employee benefit plan defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or an ERISA Affiliate, as applicable, is an “employer” as defined in Section 3(5) of ERISA.

“Proceedings” means, collectively, all actions, suits, arbitrations and proceedings, at law, in equity or otherwise, before, and investigations commenced or threatened by or before, any court or Governmental Authority with respect to a Person.

“Property” shall have the meaning set forth in the recitals.

“Protective Advance” means all sums expended as determined by Lender to be necessary to: (a) protect the priority, validity and enforceability of the Lien on, and security interests in, the Collateral and the instruments evidencing or securing the Obligations, or (b) prevent the value of the Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value), or (c) protect the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in accordance with Section 11.1 or post-foreclosure ownership, maintenance, operation or marketing of the Property.

“Purchase Price” means $135,800,000.

“Regulations G, T, U and X” mean such Regulations of the Federal Reserve Board as in effect from time to time.

“REIT Operating Expenses” means the Allocated Share of all actual costs, expenses and/or amounts incurred by, or payable or reimbursable by, KBS REIT or the REIT Operating Partnership for any of the following: (a) charges and fees charged by banks, audit fees, tax preparation fees, legal fees, accounting consulting fees related to emerging technical pronouncements, tax consulting fees relating to Real Estate Investment Trust issues, due diligence costs and fees arising from state and local taxes, fees and expenses incurred in connection with annual corporate filings, and local, state and federal income taxes, and (b) professional fees related to corporate structuring and/or filings, consulting fees and filing fees arising from SEC reporting requirements including, without limitation, 10K filings, 10Q filings, and 8k filings, consulting fees and other fees and costs related to Sarbanes- Oxley 404 compliance requirements.

“REIT Operating Partnership” shall mean KBS Limited Partnership, a Delaware limited partnership.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property.

“Remedial Action” means any action required by applicable Environmental Laws to (a) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (b) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events described in Section 4043(b) of ERISA, other than an event for which the thirty (30) day notice requirement is waived by regulations.

“Requirements of Law” mean, as to any Person, the charter and by-laws, partnership agreement or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including without limitation, applicable securities laws, Regulations G, T, U and X, FIRREA and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

“Security Instrument” means the deed of trust or mortgage, executed by Borrower, for the benefit of Lender and dated on or about the date hereof, as the same may be amended or modified from time to time.

“Single Purpose Entity” means a corporation or other limited liability organization which, at all times since its formation and thereafter, was and will be organized solely for the purpose of acquiring and developing its interest in the Property.

“SNDA” has the meaning given to such term in Section 3.3(c).

“Solvent” means, as to any Person at the time of determination, that such Person (a) owns property the value of which (both at fair valuation and at present fair salable value and taking into account (i) the value of such Person’s rights of reimbursement, contribution, subrogation and indemnity against any other Person, and (ii) the value of any property, owned by another Person, that secures any liabilities of the Person whose Solvency is being determined) is equal to or greater than the amount required to pay all of such Person’s liabilities (including contingent liabilities and debts); (b) is able to pay all of its debts as such debts mature; and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.

“Taxes” means all federal, state and local net income taxes.

“Termination Event” means (a) any Reportable Event, (b) the withdrawal of a Person, or an ERISA Affiliate from a Benefit Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the occurrence of an obligation arising under Section 4041 of ERISA of a Person or an ERISA Affiliate to provide affected parties with a written notice of an intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, (d) the institution by the PBGC of proceedings to terminate any Benefit Plan under Section 4042 of ERISA, (e) any event or condition which constitutes grounds under Section 4042 of ERISA for the appointment of a trustee to administer a Benefit Plan, (f) the partial or complete withdrawal of such Person or any ERISA Affiliate from a Multiemployer Plan, or (g) the adoption of an amendment by any Person or any ERISA Affiliate to terminate any Benefit Plan.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of California.

“Unmatured Event of Default” means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

1.2 Computation of Time Periods.

In this Agreement, in the computation of periods of time from a specified date to a later specified date, unless otherwise specified, the word “from” means “from and including” and the words “to” and “until” each mean “to and including”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

1.3 Terms.

(a) Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP.

(b) Any time the phrase “to the best of Borrower’s knowledge” or a phrase similar thereto is used herein, it means: “to the actual knowledge of the then executive or senior officers of Borrower, after reasonable inquiry of those officers, employees or contractors of Borrower who could reasonably be anticipated to have knowledge with respect to the subject matter or circumstances in question and after review of those documents or instruments which could reasonably be anticipated to be relevant to the subject matter or circumstances in question.”

(c) Any time the word “or” is used herein, unless the context otherwise clearly requires, it has the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder” and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit and schedule references are to this Agreement unless otherwise specified. Any reference in this Agreement to this Agreement or to any other Loan Document includes any and all amendments, modifications, supplements, renewals or restatements thereto or thereof, as applicable.

ARTICLE II

THE LOAN

2.1 Loan Disbursements and Repayment.

(a) Disbursement.

Subject to the terms and conditions set forth in this Agreement, Lender hereby agrees to advance the proceeds of the Loan, in the amount of Sixty-Eight Million, Four Hundred Thousand Dollars ($68,400,000), to, or for the benefit, of Borrower, on the Closing Date.

(b) General.

The Loan may be voluntarily prepaid, in whole or in part, pursuant to Section 2.4(a), but may not be reborrowed, except as provided in Section 2.6 with respect to amounts payable to Lender under Section 6 of Exhibit A to the Note or Section 2.6 below. The principal balance of the Loan shall be payable in full on the Maturity Date subject to Borrower’s right to extend the Maturity Date in accordance with the provisions of Section 2.1(c) below. The Loan will be evidenced by the Note.

(c) Term; Extension Option.

The outstanding balance of the Loan, together with all accrued and unpaid interest and other amounts accrued and unpaid under the Loan Documents, shall be payable in full on the earliest to occur of (i) February 13, 2008, (ii) the acceleration of the Loan pursuant to Section 10.2(a), or (iii) Borrower’s written notice to Lender (pursuant to Section 2.4(a)) of Borrower’s election to prepay all accrued Obligations (said earliest date referred to herein as the “Maturity Date”); provided, however, that Borrower shall have the right to one (1) extension of the date referred to in clause (i) above, for an additional sixty (60) day period (i.e., to April 14, 2008), as follows:

(i) Borrower shall give Lender written notice of Borrower’s request for an extension of the Maturity Date not earlier than forty-five (45 days), nor later than thirty (30) days, prior to the original Maturity Date;

(ii) As of the date of such notice, and as of the original Maturity Date, there shall exist no Unmatured Event of Default or Event of Default (provided that Borrower shall have an opportunity to cure such Unmatured Event of Default prior to such Maturity Date to the extent of applicable cure periods under this Agreement or the applicable Loan Document);

(iii) At Lender’s request, Borrower shall have caused to be issued to Lender, at Borrower’s sole cost and expense, appropriate endorsements to Lender’s policy of title insurance;

(iv) There shall have been no change in the financial condition of Borrower, or in the condition of the Property, from that which existed on the Closing Date which, as determined by Lender in its reasonable discretion, has a Material Adverse Effect;

(v) Borrower shall have executed and delivered to Lender such documentation as Lender may reasonably request for the purpose of confirming the existence and priority of Lender’s Liens securing the Obligations in connection with the requested extension;

(vi) The Loan Commitment, as determined by Lender in its reasonable discretion based on information available to it at the time, shall not exceed fifty percent (50%) of the Appraised Value of the Property, provided that at Borrower’s election (and expense) Lender shall obtain a new Appraisal of the Property in order to make such determination;

(vii) The Property shall have a Loan Constant of not less than fifteen percent (15%); and Borrower shall provide Lender with sufficient information (including, without limitation, a detailed current rent roll and a current historical operating statement) necessary to determine the then Loan Constant;

(viii) Borrower shall have caused KBS REIT to deliver to Lender an executed KBS REIT Compliance Certificate confirming that KBS REIT is in compliance with each of the covenants set forth on Exhibit F. KBS REIT’s compliance with the referenced covenants (and delivery of a KBS REIT Compliance Certificate evidencing compliance) shall be a condition to Borrower’s right to exercise the extension option contained in this Section 2.1(c) notwithstanding the fact that the Compliance Ratio may be less than or equal to forty-five percent (45%) (i.e., whether or not KBS REIT would otherwise be required to comply with such covenants);

(ix) Borrower shall have delivered to Lender a fully executed loan application, which application must include the material business terms for a take-out loan with a commitment amount not less than the Loan; and

(x) Borrower shall pay to Lender a non-refundable extension fee in an amount equal to 0.1% of the outstanding Loan amount immediately after the extension of the Maturity Date as provided herein.

Notwithstanding the foregoing, Borrower shall have the right to repay principal outstanding under the Loan in such amount as may be required to reduce the Loan Commitment, after giving effect to the required reduction, to an amount such that Borrower is in compliance with subsections (vi) and (vii) above.

(d) Borrower Representatives.

Borrower shall provide Lender with documentation satisfactory to Lender indicating the names of those representatives of Borrower authorized to sign any Borrower’s Certificate, Fixed Rate Notice (as defined in the Note) or to effect notices, requests and acceptances of telephonic quotes of interest rates, and Lender shall be entitled to rely on such documentation until notified in writing by Borrower of any change(s) of the persons so authorized; provided that there shall at all times be at least one individual authorized on behalf of Borrower to effect notices, requests and acceptances of telephonic quotes of interest rates. Lender shall be entitled to act on the instructions of anyone identifying himself or herself as one of the Persons so authorized, and Borrower shall be bound thereby in the same manner as if such Person or Persons were actually so authorized. Borrower agrees to indemnify, defend and hold Lender harmless from and against any and all Liabilities and Costs which may arise or be created by the acceptance of instructions from any such Borrower representative, including in response to any telephonic notice, request, or acceptance relating to any telephonic quote of an interest rate, unless caused by the gross negligence or willful misconduct of Lender.

2.2 Fees; Expenses.

(a) Fees and Expenses.

Not later than the Closing Date, Borrower shall pay to Lender a non-refundable Loan fee in an amount equal to $85,500 plus certain costs and expenses (as set forth on Schedule 2.2(a)).

(b) Payment of Fees.

The fees described in the preceding paragraph represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay such fees shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in the Loan Documents. All fees shall be payable when due in immediately available funds and in Dollars, and shall be non-refundable when paid. If Borrower fails to make timely payment of fees or expenses specified or referred to in this Agreement due to Lender, the amount due shall bear interest until paid at the Variable Rate and, after ten (10) days at the Alternate Rate (as each such capitalized term is defined in the Note), but not to exceed the maximum rate permitted by applicable law, and shall constitute part of the Obligations, secured by the Property.

2.3 Interest on the Loan.

Interest on the Loan shall accrue as set forth in the Note.

2.4 Payments.

(a) Voluntary Prepayments.

Borrower may, upon not less than three (3) Business Days prior written notice to Lender not later than 11:00 A.M. (Los Angeles time) on the date given, at any time and from time to time, prepay all or any portion of the Loan, subject to the terms of Section 2.4(d). Any notice of prepayment given to Lender under this Section 2.4(a) shall specify the date of prepayment and the principal amount of the prepayment. In the event of a prepayment of the Loan, Borrower shall concurrently pay any Fixed Rate Price Adjustment (as defined in the Note) payable in respect thereof.

(b) Credit for Payments.

All payments of principal, interest and fees hereunder payable to Lender shall be made without condition or reservation of right and free of set-off or counterclaim, in Dollars, either by authorized debit to Borrower’s Account or by wire transfer (pursuant to Lender’s written wire transfer instructions) of immediately available funds, to Lender, not later than 11:00 A.M. (Los Angeles time) on the date due; and funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.

(c) Payments on Non-Business Days.

Whenever any payment to be made by Borrower hereunder or under any other Loan Document is stated to be due on a day which is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(d) Exit Fee.

Concurrently with Borrower’s repayment of the Loan, in whole or in part, and whether or not the Loan is repaid or otherwise satisfied (including in connection with a foreclosure or a deed in lieu thereof) on or before the Maturity Date, in addition to any Fixed Rate Price Adjustment then due, Borrower shall pay to Lender an exit fee in an amount equal to one-eighth of one percent (0.125%) of the amount of the Loan being repaid at such time (the “Exit Fee”). Notwithstanding the foregoing, if Borrower repays (i) all or any portion of the Loan with proceeds from replacement financing provided by Lender or (ii) the entire Loan with proceeds from the sale of the Property to a bona-fide thirty-party (i.e., non-Affiliate) purchaser, then Borrower shall have no obligation to pay any Exit Fee with respect to that portion of the Loan that is repaid with such proceeds. In addition, Borrower shall have no obligation to pay any Exit Fee (a) with respect to a portion of the Loan repaid on the Maturity Date with funds other than refinancing proceeds provided by Lender unless Lender has provided Borrower a reasonable quote for replacement financing, or (b) with respect to a portion of the Loan repaid for the sole purpose of reducing the outstanding amount of the Loan to forty-five percent (45%) of the lesser of (i) the Appraised Value of the Property and (ii) the Acquisition Cost of the Property; provided in all circumstances, the Exit Fee shall be deemed earned when paid and non-refundable. For purposes hereof, a quote for replacement financing shall be deemed reasonable if it is consistent with quotes being provided by Lender to other borrowers similarly situated to Borrower at the time of determination with respect to the type of loan being requested, including, without limitation, property type, loan terms and loan structure.

2.5 Increased Capital.

If either (a) the introduction of or any change in or in the interpretation of any law or regulation after the Closing Date or (b) compliance by Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) made or issued after the Closing Date affects or would affect the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender, and Lender determines that the amount of such capital is increased by or based upon the existence of Lender’s obligations under the Loan, then, upon demand by Lender, Borrower shall immediately pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender in the light of such circumstances, to the extent that Lender reasonably determines such increase in capital to be allocable to the existence of Lender’s obligations under the Loan; provided, however, that Lender may not claim under this Section 2.5 any such additional amount attributable to any period preceding the date that is ninety (90) days prior to the date of its demand. A certificate as to such amounts submitted to Borrower by Lender shall, in the absence of manifest error, be conclusive and binding for all purposes.

2.6 Notice of Increased Costs.

Lender agrees that, as promptly as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition which would cause it to be affected by any of the events or conditions described in Section 6 of Exhibit A to the Note or Section 2.5 hereunder, it will notify Borrower of such event and the possible effects thereof, provided that the failure to provide such notice shall not affect Lender’s rights to reimbursement provided for herein. To the extent of any amount demanded by Lender to be reimbursed under Section 6 of Exhibit A to the Note or Section 2.5 hereunder, Lender agrees to lend such amount to Borrower, whether or not the lending of such amount would constitute a reborrowing of Loan funds or would cause the outstanding principal amount of the Loan to exceed the Loan (and which shall constitute in all respects disbursements of Loan proceeds), subject to (a) Borrower’s execution and delivery of such amendments to the Note, Security Instrument (including the payment of any applicable mortgage recording tax and/or other costs) and other Loan Documents, and provision to Lender of such endorsements to Lender’s policies of title insurance, as Lender may reasonably deem necessary under the circumstances, and (b) satisfaction of all other conditions precedent to the making of disbursements under the Loan.

2.7 Full Repayment and Reconveyance or Release.

Upon receipt of all sums owing and outstanding under the Loan Documents (excluding any loans secured by the Security Instrument other than the Loan and excluding any Other Security Instrument and the loan documents evidencing the loans secured thereby), then provided no Event of Default exists under the Loan Documents (including any Other Security Instrument and the loan documents evidencing the loans secured thereby), Lender shall issue a full reconveyance or release of the Property from the lien of the Security Instrument; provided, however, that all of the following conditions shall be satisfied at the time of, and with respect to, such reconveyance or release: Lender shall have received all escrow, closing and recording costs, the costs of preparing and delivering such reconveyance or release and the cost of any title insurance amendments or endorsements requested by Lender.

ARTICLE III

PROPERTY REQUIREMENTS AND REPRESENTATIONS

3.1 Representations Regarding the Property.

Borrower represents and warrants to Lender that Borrower has, prior to the Closing Date, delivered to Lender, with respect to the Property:

(a) To the extent available, operating statements for the previous two (2) years;

(b) A current rent roll, in form satisfactory to Lender, and certified by Borrower to be true and correct to the best of Borrower’s knowledge and, to the extent available, an uncertified two-year operating and occupancy history;

(c) A survey certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, including a certification that the Property is not located in a Special Flood Hazard Area as defined by the Federal Insurance Administration;

(d) A “Phase I” environmental assessment not more than twelve (12) months old;

(e) Copies (true and correct, to the best of Borrower’s knowledge) of all Major Agreements and Leases affecting the Property; and

(f) Copies (true and correct, to the best of Borrower’s knowledge) of engineering, mechanical, structural or maintenance studies performed (if not previously performed, such studies as shall be required by Lender).

3.2 Appraisals.

The Appraised Value of the Property shall be determined or redetermined, as applicable, under each of the following circumstances (but not more than once in any six (6) month period):

(a) Lender will determine the Appraised Value of the Property for purposes of the Closing Date;

(b) Intentionally Omitted;

(c) At any time and from time to time, upon five (5) Business Days’ prior written notice to Borrower, Lender may redetermine the Appraised Value of the Property in any of the following circumstances:

(i) if a major casualty, condemnation, contamination or violation of any Requirements of Law occurs, or is discovered to exist, with respect to the Property, or if Lender reasonably believes that a Material Adverse Effect may have occurred; or

(ii) if necessary in order to comply with Requirements of Law applicable to Lender.

Lender shall notify Borrower of any change in Appraised Value. The costs of any Appraisal commissioned pursuant to this Section 3.2 shall be paid by Borrower.

3.3 Covenants Relating to the Property.

(a) Insurance, Casualty.

In addition to such title insurance as Borrower is required to maintain in respect of the Property, Borrower shall maintain or cause to be maintained insurance covering the Property, at Borrower’s sole expense, with licensed insurers approved by Lender, the following policies of insurance in form and substance satisfactory to Lender:

(i) At all times, any real property under construction at the Property shall be covered by a policy of commercial property insurance, which shall include, without limitation, such endorsements as Lender may require, insuring Lender against damage to the Property and improvements thereon, in an amount acceptable to Lender. Lender shall be named on the policy under a Lender’s Loss Payable Endorsement (form # 438BFU or equivalent).

(ii) A policy of flood insurance, as required by applicable governmental regulations or as deemed reasonably necessary by Lender.

(iii) A policy of commercial general liability insurance with limits as reasonably required by Lender, insuring against liability for injury and/or death to any person and/or damages to property occurring on the Property and/or in the improvements thereon from any cause whatsoever.

Borrower shall provide to Lender certificates evidencing all required insurance policies, or other evidence of insurance acceptable to Lender. All insurance policies shall provide that the insurance shall not be cancelable or materially adversely changed without ten (10) days’ prior written notice to Lender. Lender shall be named under a Lender’s Loss Payable Endorsement (form # 438BFU or equivalent) with respect to all insurance policies that Borrower actually maintains with respect to the Property or the improvements thereon. Borrower shall provide to Lender evidence of terrorism coverage and any other hazard insurance Lender may deem necessary at any time while all or any portion of Lender’s commitment remains available or any portion of the Loan remains outstanding, provided, however, if Lender requires terrorism coverage and the premiums for such coverage will be greater than three (3) times the cost of the premiums for such coverage on the date of this Agreement, or if terrorism insurance is not then available, then Borrower may elect, in lieu of obtaining such coverage from a third-party insurer, to provide to Lender a satisfactory indemnity from KBS REIT with respect to any uninsured loss caused by terrorism.

(b) Leases; Lease Approval; Lease Termination.

(i) Unless otherwise consented to by Lender in writing, all Leases entered into after the date of this Agreement shall (A) be to unaffiliated third parties and under market terms (provided, “market terms” shall not be deemed to require market rents), including, without limitation, those relating to insurance, waiver of claims, damage and destruction, condemnation, notice to mortgagee and subordination and attornment, (B) provide for uses of the Property that are consistent with first-class management thereof, and (C) be on a standard form lease reasonably approved by Lender subject to modification as reasonably required by Borrower. Additionally, Borrower shall not execute any Major Lease nor materially modify or voluntarily terminate any such Major Lease (except for terminations by reason of a material default), in each case without Lender’s prior consent, not to be unreasonably withheld.

(ii) With respect to Major Leases, if Lender’s consent thereto is required pursuant to clause (i) above, or if Borrower has requested Lender’s consent to a Lease which does not comply with the requirements set forth in Section 3.3(b)(i), if Lender has not notified Borrower of its disapproval of such proposed Lease within five (5) Business Days after Lender’s confirmation of receipt of such proposed Lease (together with a lease summary and also, in the case of a Major Lease, the financial statements and market comparisons as referenced below to the extent available) and a transmittal letter requesting that Lender review such proposed Lease and approve or disapprove such proposed Lease within such 5-Business day period and notifying Lender that a failure to respond within five (5) Business Days shall constitute a deemed approval, Lender shall be deemed to have consented to such proposed Lease.

(iii) Whether Lender approval is required or not, Borrower shall promptly provide Lender with (1) a copy of every Lease executed with tenants occupying 10,000 square feet or more of the Property, and (2) any and all financial information received by Borrower from any such tenants.

(iv) If Borrower receives any sums in consideration of any termination (or the release or discharge of any lessee) modification or amendment of any Lease (any such funds, a “Termination Payment”), then if such Termination Payment is less than $100,000 such Termination Payment may be retained by the Borrower, and if such Termination Payment is equal to or greater than $100,000, Borrower promptly shall deliver such Termination Payment to Lender to be held in a blocked and pledged cash collateral account to be then applied by Lender as follows:

(1) Upon receipt of such Termination Payment, Lender shall determine the then loan-to-value ratio based upon Loan amount at such time (disbursed and undisbursed) to the market value of the Property, as such market value is reasonably determined by Lender based upon all information then available to Lender and taking into account the Lease termination or modification which generated the Termination Payment (such determination of value, the “Desktop Valuation”). If Lender determines, based upon such Desktop Valuation, that the loan-to-value ratio is greater than 49.93%, then Lender may apply all or a portion of such Termination Payment to repay principal outstanding under the Loan in order that such initial loan-to-value ratio may be achieved. However, if there are not sufficient funds in the Termination Payment to achieve such initial loan-to-value ratio, Borrower shall have no obligation to remargin the Loan from its separate funds.

(2) If any portion of the Termination Payment remains after application (or non-application) pursuant to subclause (1) above, the remaining balance shall be held by Lender in the cash collateral account and then disbursed by Lender to Borrower in order to pay Lender approved re-tenanting costs with respect to the Property, subject to such reasonable conditions on disbursement as Lender may impose. After the affected premises has been re-leased, any balance remaining in such cash collateral account shall then be disbursed to Borrower.

(3) Upon Borrower request, if made within ten (10) days following Lender’s determination of the Desktop Valuation and notice to Borrower of same, Lender shall obtain, at Borrower’s cost and expense, a new Appraisal of the Property to be used in-lieu of the Desktop Valuation when determining the loan-to-value ratio for purposes of this Section 3.3(b)(iv).

(c) SNDAs.

Borrower shall use commercially reasonable efforts to obtain, from each tenant leasing more than fifteen percent (15%) of the net rentable area of the Property, a Subordination Agreement; Acknowledgment of Lease Assignment, Estoppel, Attornment and Non-Disturbance Agreement in the form of Exhibit B or in such other form as may be approved by Lender (each such agreement, a “SNDA”).

(d) Major Agreements; Property Management Agreements.

(i) From and after the Closing Date, Borrower shall not enter into, or thereafter amend in any material manner or terminate, any Major Agreement with respect to the Property, except upon thirty (30) days’ prior written notice to and approval by Lender. Borrower shall timely provide to Lender a copy of any such proposed Major Agreement. Any such proposed Major Agreement submitted to Lender for approval and not disapproved by Lender within ten (10) days after receipt thereof shall be deemed to be approved by Lender. Without limiting in any way Lender’s approval rights with respect thereto, each proposed Major Agreement shall provide for fees, reimbursements or other payments by Borrower to the other party thereto at levels not in excess of applicable market levels.

(ii) Notwithstanding that, for purposes of this Agreement, property management or leasing agreements entered into with CB Richard Ellis, PM Realty or Jones Lang or any other property or leasing manager of equivalent experience and reputation managing or leasing real properties similar to the Property, do not constitute Major Agreements, if Borrower enters into such an agreement with any such party, Borrower shall within ten (10) days after entering into, or modifying, such agreement, notify Lender of such event and provide Lender with a true and correct copy of such agreement or amendment, as the case may be.

(e) Major Construction.

If Borrower intends to engage in any construction, remodeling or demolition project or series of related projects on the Property, other than Approved Projects (as defined below) with respect to the Property, the aggregate cost of which will exceed $750,000 during the term of the Loan, Borrower shall first notify Lender, and such construction project shall be subject to Lender’s approval, which approval shall not be unreasonably withheld. Any proposed construction project submitted in writing to Lender for approval and not disapproved by Lender within thirty (30) days after receipt thereof, shall be deemed to be approved by Lender. For purposes of this Section 3.3(e), “Approved Projects” shall mean tenant improvements required under the terms of any Lease, except to the extent that such tenant improvements would involve the making of material structural alterations to the affected Property.

(f) Property Taxes.

Lender is authorized to obtain and maintain, at Borrower’s expense, a tax service agreement with a third party vendor that will provide tax information, satisfactory to Lender, with respect to the Property.

(g) Security Instrument.

Borrower shall comply with all provisions of the Security Instrument encumbering the Property.

(h) Survey.

On or before the Closing Date, Borrower shall deliver to Lender a survey (or an update of a survey) with respect to the Property in the form described in Section 3.1(c), acceptable to Lender and title insurer. Such survey shall be in form and substance substantially similar to the surveys delivered to Lender pursuant to Section 4.1(b)(iii).

ARTICLE IV

DISBURSEMENT

4.1 Conditions to Disbursement.

The obligation of Lender to disburse the proceeds of the Loan shall be subject to satisfaction of each of the following conditions precedent on or before the Closing Date (unless another date is specifically referenced below):

(a) Loan Documents.

Borrower shall have executed and delivered to Lender each of the following, in form and substance acceptable to Lender:

(i) this Agreement;

(ii) the Note;

(iii) all Uniform Commercial Code financing statements as shall be requested by Lender;

(iv) the Security Instrument;

(v) the Hazardous Materials Indemnity Agreement;

(vi) a tax service agreement with respect to the Property;

(vii) a borrowing certificate and all necessary authorizing resolutions authorizing Borrower’s execution, delivery and performance of the Loan Documents;

(viii) any consent of the equity owners of Borrower, and its constituent entities, as applicable, which may be required under the terms of its organizational documents; and

(ix) incumbency certificate with respect to each officer of any corporation executing any Loan Document on behalf of Borrower, or other evidence, reasonably acceptable to Lender, of the authority of any individual executing a Loan Document on behalf of Borrower.

(b) Property Documents.

Lender shall have received the following documents with respect to the Property in form and substance acceptable to Lender:

(i) an Appraisal;

(ii) American Land Title Association Lender’s policy of title insurance or a commitment to issue such policy, from Chicago Title Insurance Company or another title company acceptable to Lender, in the amount of the Loan, insuring the Security Instrument as a first Lien subject only to Permitted Liens, with endorsements as required by Lender and to the extent available, and otherwise in form and substance acceptable to Lender and Lender’s counsel;

(iii) if required to obtain acceptable title insurance, a survey (or update of a survey) in the form described in Section 3.1(c);

(iv) an environmental audit for the Property, conducted by an environmental engineering firm acceptable to Lender, and satisfactory evidence that Borrower and the Property are in compliance in all material respects with all Environmental Laws the violation of which could have a Material Adverse Effect; and

(v) such other documents with respect to the Property as are listed in Section 3.1.

(c) Organizational Documents.

Lender shall have received the following organizational documents with respect to Borrower (and each direct or indirect equity owner thereof other than the direct or indirect owners in KBS REIT), including a certificate of Borrower’s managing member, general partner or an officer comparable thereto with respect to authorization, incumbency and all organizational documents:

(i) a certified copy of Borrower’s operating agreement;

(ii) certified copies of all filed organizational documents of Borrower (other than natural persons), certified by the Secretary of State of the state under the laws of which Borrower is organized; and

(iii) for Borrower: (A) a Certificate of Status from the Secretary of State of the state under the laws of which Borrower is organized (and, if generally available, a certificate with respect to Borrower’s status with respect to the taxing authorities of such jurisdiction); and (B) evidence of qualification of Borrower and Certificate of Status from the Secretary of the state where the Property is located, with respect to Borrower.

(d) Fixed Rate Notice.

If applicable, Lender shall have delivered to Borrower a completed Fixed Rate Notice in the form attached to the Note.

(e) Solvency.

Borrower shall be Solvent.

(f) Material Adverse Changes.

No change, as determined by Lender, shall have occurred which has a Material Adverse Effect.

(g) Litigation Proceedings.

There shall not have been instituted or threatened any litigation or proceeding in any court or Governmental Authority affecting or threatening to affect Borrower or the Property which has a Material Adverse Effect.

(h) Perfection of Liens.

The Security Instrument and financing statements shall have been recorded or filed, as applicable, and Lender shall have a valid, perfected first priority lien on the Property.

(i) Indefeasible Title.

Borrower shall have good, indefeasible and merchantable title to the Property, free and clear of all Liens other than Permitted Liens.

(j) No Event of Default.

After giving effect to the disbursement of the Loan proceeds, no Event of Default or Unmatured Event of Default shall exist.

(k) Fees and Expenses.

Lender shall have received all fees then due, and, to the extent requested by Lender, all expenses of Lender shall have been paid by Borrower.

(l) Opinions of Counsel.

Lender shall have received the favorable opinion of Borrower’s California counsel as well as that of Borrower’s counsel located in the state in which the Property is located, each dated as of the Closing Date and in form and substance satisfactory to Lender.

(m) Consents and Approvals.

All material licenses, permits, consents, regulatory approvals and corporate action necessary to enter into the financing transactions contemplated by this Agreement shall have been obtained by Borrower.

(n) Insurance.

Lender shall have received evidence that Borrower has property, casualty and liability insurance satisfactory to Lender, and loss payable endorsements in form and substance satisfactory to Lender naming Lender as loss payee with respect to property and casualty insurance shall have been executed and delivered to Lender, together with such certificates of insurance and binders as are requested by Lender, all in substantial compliance with the provisions of Section 3.3(a).

(o) Due Diligence.

Lender shall have obtained and completed its review of an Appraisal of the Property and determination of the Appraised Value therefor, and Lender shall have completed such due diligence investigations as it deems necessary, and such review and investigations shall provide Lender with results and information which, in Lender’s determination, are satisfactory to permit Lender to enter into this Agreement and fund the Loan.

(p) Representations and Warranties.

All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects.

4.2 Intentionally Omitted.

4.3 Funds Transfer Disbursements.

(a) Borrower hereby authorizes Lender to disburse the proceeds of the Loan pursuant to the Loan Documents, as requested by an authorized representative of Borrower, to any of the account(s) to be designated in the form attached hereto as Exhibit D. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Lender in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Lender may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by Borrower. Lender is not obligated or required in any way to take any actions to detect errors in information provided by Borrower.

(b) If Lender takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Lender takes these actions Lender will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents or any agreement between Lender and Borrower. Borrower agrees to notify Lender of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Lender’s confirmation to Borrower of such transfer.

(c) Lender will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Lender may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization, (ii) require use of a bank unacceptable to Lender or prohibited by government authority, (iii) cause Lender to violate any Federal Reserve Board or other regulatory risk control program or guideline, or (iii) otherwise cause Lender to violate any applicable law or regulation.

(d) Lender shall not be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Lender or Borrower knew or should have known the likelihood of these damages in any situation. Lender makes no representations or warranties other than those expressly made in this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to make the Loan, Borrower hereby represents and warrants to Lender as follows:

5.1 Organization; Corporate Powers.

Borrower (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except for those jurisdictions where failure to so qualify and be in good standing would not have a Material Adverse Effect, and (c) has all requisite power and authority, as the case may be, to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the Loan contemplated by the Loan Documents. Borrower’s chief executive office is located at its address for notice set forth below its signature hereto.

5.2 Authority.

Borrower has the requisite power and authority to execute, deliver and perform each of the Loan Documents. The execution, delivery and performance thereof, and the consummation of the transactions contemplated thereby, have been duly approved by the equity owners of Borrower and no other proceedings or authorizations on the part of Borrower or its equity owners are necessary to consummate such transactions, except for such as have been obtained or effected and true and correct copies of which have been delivered to Lender. Each of the Loan Documents to which Borrower is a party has been duly executed and delivered by Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights generally.

5.3 Ownership of Borrower.

Schedule 5.3 sets forth the direct and indirect owners of Borrower (but not any owners, direct or indirect, of KBS REIT) and the owners’ respective ownership percentages therein, and there are no other ownership interests outstanding. Except as set forth or referred to in the organizational documents of Borrower, no ownership interest (or any securities, instruments, warrants, option or purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for any ownership interest) of any such Person is subject to issuance under any security, instrument, warrant, option or purchase rights, conversion or exchange rights, call, commitment or claim of any right, title or interest therein or thereto. All of the ownership interests in Borrower have been issued in compliance with all applicable Requirements of Law.

5.4 No Conflict.

The execution, delivery and performance by Borrower of the Loan Documents, and each of the transactions contemplated thereby, do not and will not (a) conflict with or violate Borrower’s organizational documents, or (b) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Court Order binding upon Borrower or any of its equity owners, which circumstance would have a Material Adverse Effect, or (c) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or require termination of any Contractual Obligation of Borrower, which circumstance would have a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of Borrower (other than Liens in favor of Lender arising pursuant to the Loan Documents or Permitted Liens).

5.5 Consents and Authorizations.

Borrower has obtained all consents and authorizations required pursuant to its Contractual Obligations with any other Person, and shall have obtained all consents and authorizations of, and effected all notices to and filings with, any Governmental Authority, as may be necessary to allow Borrower to lawfully execute, deliver and perform its obligations under the Loan Documents.

5.6 Governmental Regulation.

Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other federal or state statute or regulation such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated by the Loan Documents is materially impaired.

5.7 Prior Financials.

Any and all balance sheets and income statements of Borrower delivered to Lender prior to the date hereof were prepared in accordance with GAAP and fairly present the assets, liabilities and financial condition of Borrower or such constituent shareholders, partners or members, at such date and the results of its operations and its cash flows, for the period then ended.

5.8 Financial Statements; Projections and Forecasts.

Each of the Financial Statements to be delivered to Lender by Borrower pursuant to Section 6.1(b) (a) has been, or will be, as applicable, prepared in accordance with the books and records of Borrower, and (b) either fairly present, or will fairly present, as applicable, the financial condition of Borrower, at the dates thereof (and, if applicable, subject to normal year-end adjustments) and the results of its operations and cash flows for the period then ended. Each of the projections delivered to Lender prior to the date hereof and the financial plans and projections to be delivered to Lender pursuant to Section 6.1 (x) has been, or will be, as applicable, prepared by Borrower in light of the past business and performance of Borrower and (y) represent, or will represent, as of the date thereof, the reasonable good faith estimates of Borrower’s financial personnel.

5.9 Prior Operating Statements.

Each of the operating statements pertaining to the Property delivered to Lender prior to the date hereof and prepared by or on behalf of a prior owner of the Property fairly presents, to the best of Borrower’s knowledge, the results of operations of such Property for the period covered thereby. Each of the operating statements pertaining to the Property delivered to Lender prior to the date hereof and prepared by or on behalf of Borrower was prepared in accordance with GAAP in effect on the date such operating statement of the Property was prepared and fairly presents the results of operations of the Property for the period then ended.

5.10 Operating Statements and Projections.

Each of the Operating Statements to be delivered to Lender pursuant to Section 6.1(a) (a) has been or will be, as applicable, prepared in accordance with the books and records of the Property, and (b) fairly presents or will fairly present, as applicable, the results of operations of the Property for the period then ended. Each of the projections, financial plans and budgets delivered to Lender prior to the date hereof (to the best of Borrower’s knowledge) and the projections and budgets to be delivered to Lender pursuant to Section 6.1(d) (x) has been, or will be, as applicable, prepared for the Property in light of the past business and performance of the Property and (y) represents or will represent, as of the date thereof, the reasonable good faith estimates of the financial personnel of Borrower.

5.11 Litigation; Adverse Effects.

(a) To the best of Borrower’s knowledge, there is no Proceeding, pending or threatened, against Borrower or any property of Borrower (including the Property), which, if adversely determined, would result in a Material Adverse Effect.

(b) Except as disclosed on Schedule 5.11 hereto, Borrower is not (i) in violation of any applicable law, which violation has a Material Adverse Effect, or (ii) subject to or in default with respect to any Court Order which has a Material Adverse Effect.

5.12 No Material Adverse Change.

With respect to any and all information contained in those materials delivered to Lender pursuant to Sections 5.1 through Section 5.11, there has occurred no event which has a Material Adverse Effect.

5.13 Payment of Taxes.

All tax returns and reports to be filed by Borrower have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such returns or otherwise payable by Borrower have been paid when due and payable (other than real property taxes, which may be paid prior to delinquency so long as no penalty or interest shall attach thereto), except such taxes, if any, as are reserved against in accordance with GAAP and are being contested in good faith by appropriate proceedings or such taxes, the failure to make payment of which when due and payable will not have, in the aggregate, a Material Adverse Effect. Borrower has no knowledge of any proposed tax assessment against Borrower that will have a Material Adverse Effect, which is not being actively contested in good faith by Borrower.

5.14 Material Adverse Agreements.

Borrower is not a party to or subject to any Contractual Obligation or other restriction contained in its organizational documents which has a Material Adverse Effect.

5.15 Performance.

Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under such Contractual Obligation in each case, except where the consequences, direct or indirect, of such default or defaults, if any, will not have a Material Adverse Effect.

5.16 Federal Reserve Regulations.

No part of the proceeds of the Loan hereunder will be used to purchase or carry any “margin security” as defined in Regulation G or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation G. Borrower is not engaged primarily in the business of extending credit for the purpose of purchasing or carrying out any “margin stock” as defined in Regulation U. No part of the proceeds of the Loan hereunder will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation X or any other regulation of the Federal Reserve Board.

5.17 Disclosure.

The representations and warranties of Borrower contained in the Loan Documents and all certificates, financial statements and other documents prepared by or on behalf Borrower and delivered to Lender by or on behalf of Borrower in connection therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Borrower has given to Lender true, correct and complete copies (which representation, with respect to any of the following items made available to Borrower by Persons other than Affiliates of Borrower, is made to the best of Borrower’s knowledge) of all Leases, organizational documents, Financial Statements, Operating Statements, and all other documents and instruments referred to in the Loan Documents as having been delivered to Lender. Borrower has not intentionally withheld from Lender, in regard to any matter raised in the Loan Documents, any fact deemed by Borrower to be material. Notwithstanding the foregoing, with respect to projections of Borrower’s future performance such representations and warranties are made in good faith and to the best judgment of Borrower.

5.18 Requirements of Law; ERISA.

Borrower is in compliance with all Requirements of Law applicable to it and its respective businesses, in each case, where the failure to so comply will have a Material Adverse Effect. Borrower is not, and does not hold plan assets of, an employee benefit plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code.

5.19 Environmental Matters.

Except as disclosed in the environmental report(s) set forth on Schedule 5.19, to the best of Borrower’s knowledge, (a) the operations of Borrower comply in all material respects with all applicable local, state and federal environmental, health and safety Requirements of Law (“Environmental Laws”); (b)the Property is not subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment in violation of any Environmental Laws; (c) Borrower has not filed any notice under applicable Environmental Laws reporting a Release of a Contaminant into the environment in violation of any Environmental Laws, except as the same may have been heretofore remedied; (d) there is not now on or in the Property: (i) any underground storage tanks, (ii) any asbestos-containing material, or (iii) any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment; and (e) Borrower has not received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment.

5.20 Major Agreements; Leases.

(a) With respect to the Property, Borrower has provided to Lender copies of each Major Agreement and all Leases.

(b) (i) All Major Agreements with respect to the Property are, to the best of Borrower’s knowledge, in full force and effect and have not been and will not be modified or terminated (except for modifications which comply with Section 3.3(d), and terminations by reason of a material default), and (ii) (in each case, other than any such default or event of default that, had the effect thereof been taken into account by Lender in determining the Appraised Value of the Property, would not have resulted in such Appraised Value of the Property being less than ninety-five percent (95%) of the Appraised Value of the Property actually determined by Lender) no default or event of default (or event or occurrence which with the passage of time or the giving of notice, or both, will constitute a default or event of default) exists under any such Major Agreement on the part of Borrower, or will exist thereunder on the part of Borrower as a result of the consummation of the transactions contemplated by the Loan Documents, or, to the best of Borrower’s knowledge, exists thereunder on the part of any other party thereto, or will exist thereunder on the part of any other party thereto as a result of the consummation of the transactions contemplated by the Loan Documents.

(c) To the best knowledge of Borrower, (i) except as reflected on the most current rent rolls delivered to Lender, all Leases are in full force and effect, and have not been and, as to Major Leases, will not be modified or terminated (except for modifications which comply with Section 3.3(b) or that do not require the approval of Lender), and terminations by reason of a material default) and (ii) no default or event or default (or event or occurrence which upon with the passage of time or the giving of notice, or both, will constitute a default or event of default) exists thereunder on the part of Borrower, or will exist thereunder on the part of Borrower as a result of the consummation of the transactions contemplated by the Loan Documents, or, to the best of Borrower’s knowledge, exists thereunder on the part of any other party thereto, or will exist thereunder on the part of any other party thereto as a result of the consummation of the transactions contemplated by the Loan Documents. Notwithstanding that the representations in this subsection (c) are made to the best of Borrower’s knowledge, Borrower will be deemed to have breached this representation if (A) as of any date on which such representations are made, the statements in either clause (i) or clause (ii) hereof are inaccurate, regardless of whether Borrower had knowledge of such inaccuracy, and (B) if either (1) Borrower had knowledge of such inaccuracy, or (2) had the effect thereof been taken into account by Lender in determining the Appraised Value of the Property, such Appraised Value of the Property would have been less than ninety-five percent (95%) of the Appraised Value of the Property actually determined by Lender).

5.21 Solvency.

Borrower is and will be Solvent after giving effect to each disbursement of the Loan and the payment and accrual of all fees then payable.

5.22 Title to Property; No Liens.

As of the Closing Date, to the best of Borrower’s knowledge, Borrower has good, indefeasible and merchantable title to the Property, free and clear of all Liens except Permitted Liens.

5.23 Use of Proceeds.

Borrower’s use of the proceeds of the Loan are, and will continue to be, legal and proper uses (and to the extent necessary, duly authorized by Borrower’s constituent shareholders, partners or members, as the case may be) and such uses are consistent with all applicable laws and statutes.

5.24 Property Management Agreements.

Except as disclosed on Schedule 5.24, Borrower is not a party or subject to any property management or leasing agreement with respect to the Property.

5.25 Single Purpose Entity.

Borrower is a Single Purpose Entity.

5.26 Tax Shelter Regulations.

Borrower does not intend to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If Borrower, or any other party to the Loan determines to take any action inconsistent with such intention, Borrower will promptly notify Lender thereof. If Borrower so notifies Lender, Borrower acknowledges that Lender may treat the Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Lender will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Treasury Regulation.

5.27 Organizational Documents.

The organizational documents of each entity owning a direct or indirect ownership interest in Borrower (expressly excluding any entity owning a direct or indirect interest in KBS REIT), as shown on Schedule 5.3, have not been modified since previously delivered to Lender, or if such documents have been modified, then such modifications have been provided to Lender.

ARTICLE VI

REPORTING COVENANTS

Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, and termination of this Agreement:

6.1 Financial Statements and Other Financial and Operating Information (Borrower).

Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of quarterly and, to the extent applicable, annual financial statements, each in conformity with GAAP, and each of the financial statements described below shall be prepared for Borrower from such system and records. Borrower shall deliver or cause to be delivered to Lender:

(a) Operating Statements and Operating Results.

As soon as practicable, and in any event within forty-five (45) days after the end of the each Fiscal Quarter commencing with the Fiscal Quarter ending December 31, 2007, quarterly operating statements, in such form as may be approved by Lender from time to time, which operating statements shall include actual quarterly and year-to-date net operating income and net cash flow results, rent rolls (on Borrower’s detailed form of rent roll), current and prospective lease status reports and occupancy summaries in the form customarily generated by Borrower for the Property dated as of the last day of such Fiscal Quarter, in form and substance satisfactory to Lender, certified on behalf of Borrower by Borrower’s advisor’s portfolio account controller. In addition, as soon as practicable, and in any event within forty-five (45) days after the end of the fourth Fiscal Quarter, a year-end operating statement, in such form as may be approved by Lender from time to time (collectively with the quarterly statements, the “Operating Statements”).

(b) Quarterly Financial Statements.

As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, (i) balance sheets, statements of operations and statements of cash flow for Borrower (collectively, “Financial Statements”), and (ii) a Borrower’s Certificate in the form of Exhibit C or otherwise in form and substance satisfactory to Lender, in each case certified on behalf of Borrower by Borrower’s advisor’s portfolio account controller.

(c) Borrower’s Certificate.

(i) Together with each delivery of any Operating Statement or Financial Statement pursuant to subsections (a) and (b) above, a Borrower’s Certificate, stating that the individual who is the signatory thereto (which individual shall be the controller of KBS REIT) has reviewed, or caused under his or her supervision to be reviewed, the terms of this Agreement and the other principal Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Borrower during the accounting period covered by such Operating Statements or Financial Statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as of the date of the Borrower’s Certificate, of any condition or event which constitutes an Event of Default or Unmatured Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto.

(ii) Together with each delivery of any Operating Statement or Financial Statement pursuant to subsections (a) and (b) above with respect to the last Fiscal Quarter of any Fiscal Year, a Borrower’s Certificate, stating that the individual who is the signatory thereto (which individual shall be an authorized signatory of Borrower having authority over Borrower’s affairs comparable to that of the chief executive officer, the chief operating officer, or the chief financial officer of a corporation) has reviewed, or caused under his or her supervision to be reviewed, the terms of this Agreement and the other principal Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of Borrower during the Fiscal Year then most recently ended, and that such review has not disclosed the existence during or at the end of such Fiscal Year, and that the signer does not have knowledge of the existence as of the date of the Borrower’s Certificate, of any condition or event which constitutes an Event of Default or Unmatured Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action has been taken, is being taken and is proposed to be taken with respect thereto.

(iii) Each Borrower’s Certificate referenced in subsections (i) and (ii) above shall also (A) contain a certification by the individual who is the signatory thereto the Borrower is in compliance with all covenants contained herein, and (B) without limiting the provisions of Section 9.2, shall provide a schedule of contingent liabilities of Borrower consisting of letters of credit and guaranties of debt, together with a listing of contingent liabilities arising from trade payables and leases if such contingent liabilities arising from the items listed in clauses (ii) and (v) of Section 9.2 below exceed $1,500,000 (in the aggregate).

(d) Budgets.

Not later than February 28 of each Fiscal Year, annual operating and capital budgets for the Property for such Fiscal Year, prepared on an fiscal basis, in such form as may be approved by Lender from time to time, together with all supporting details reasonably requested by Lender, and certified, under a Borrower’s Certificate, as being based upon Borrower’s reasonable good faith estimates, upon information and assumptions at the time.

(e) Knowledge of Event of Default.

Promptly upon Borrower obtaining knowledge (i) of any condition or event which constitutes an Event of Default or Unmatured Event of Default (including, without limitation, KBS REIT’s failure to satisfy any covenant contained in Exhibit F), or becoming aware that any Lender has given notice or taken any other action with respect to a claimed Event of Default or Unmatured Event of Default or (ii) of any condition or event which has a Material Adverse

Effect, a Borrower’s Certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Lender and the nature of such claimed Event of Default, Unmatured Event of Default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto.

(f) Litigation, Arbitration or Government Investigation.

Promptly upon Borrower obtaining knowledge of (i) the institution of, or written threat of, any material Proceeding against or affecting Borrower or the Property not previously disclosed in writing by Borrower to Lender pursuant to this Section 6.1(f), including any eminent domain or other condemnation proceedings affecting the Property, or (ii) any material development in any Proceeding already disclosed, which, in either case, has a Material Adverse Effect, a notice thereof to Lender and such other information as may be reasonably available to it to enable Lender and its counsel to evaluate such matters.

(g) ERISA Matters.

As soon as possible, and in any event within thirty (30) days after Borrower knows or has reason to know that Borrower or any of its ERISA Affiliates has or is likely to incur any liability with respect to any Benefit Plan, or any withdrawal liability with respect to any Multiemployer Plan, which would have a Material Adverse Effect, a written statement of the chief financial officer of Borrower describing such occurrence and the action, if any, which Borrower or any ERISA Affiliate of Borrower has taken, is taking or proposes to take, with respect thereto, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

(h) Other Information.

Such other information, reports, contracts, schedules, lists, documents, agreements and instruments in the possession or under the control of Borrower with respect to (i) the Property, (ii) any material change in Borrower’s investment, finance or operating policies, or (iii) Borrower’s business, condition (financial or otherwise), operations, performance, properties or prospects as Lender may from time to time reasonably request, including, without limitation, annual information with respect to cash flow projections, budgets, operating statements (current year and immediately preceding year), rent rolls, lease expiration reports and leasing status reports. Provided that Lender gives Borrower reasonable prior notice and an opportunity to participate, Borrower hereby authorizes Lender to communicate with the Accountants and authorizes the Accountants to disclose to Lender any and all financial statements and other information of any kind, including copies of any management letter or the substance of any oral information, that such accountants may have with respect to the Collateral or Borrower’s condition (financial or otherwise), operations, properties, performance and prospects. Concurrently therewith, Lender will notify Borrower of any such communication. At Lender’s request, Borrower shall deliver a letter addressed to the Accountants instructing them to disclose such information in compliance with this Section 6.1(h).

(i) Accountant Reports.

(1) If at any time Borrower causes audited financial statements to be prepared with respect to any Fiscal Year, then, within ten (10) Business Days after receipt thereof from the Accountants: copies of such audited financial statements, together with all reports prepared by the Accountants and submitted to Borrower in connection therewith, including the comment letter submitted by the Accountants in connection with such audit; and (2) copies of all reports prepared by the Accountants and submitted to Borrower in connection with any other annual, interim or special audit or review of the financial statements or practices of Borrower.

6.2 Financial Statements and Other Financial and Operating Information (KBS REIT).

Borrower shall deliver, or cause KBS REIT to deliver, to Lender:

(a) Quarterly Financial Statements.

As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, balance sheets, statements of operations and statements of cash flow for KBS REIT, and (ii) a KBS REIT Compliance Certificate in the form of Exhibit C-2 or otherwise in form and substance satisfactory to Lender, in each case certified on behalf of KBS REIT by the controller of KBS REIT.

(b) Additional Reporting.

Upon Lender’s request therefor, any additional financial information prepared by or for KBS REIT, including reporting relating to individual real estate assts owned by KBS REIT, including, without limitation, property cash flow projections, property budgets, operating statements and leasing status reports.

6.3 Environmental Notices.

Borrower shall notify Lender, in writing, as soon as practicable, and in any event within ten (10) days after Borrower’s learning thereof, of any: (a) written notice or claim to the effect that Borrower is or may be liable to any Person as a result of any material Release or threatened Release of any Contaminant into the environment; (b) written notice that Borrower is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment; (c) written notice that the Property is subject to an Environmental Lien; (d) written notice of violation to Borrower or awareness of a condition which might reasonably result in a notice of violation of any Environmental Laws by Borrower; (e) commencement or written threat of any Proceeding alleging a violation of any Environmental Laws by Borrower or with respect to the Property; or (f) written notice from a Governmental Authority of any changes to any existing Environmental Laws that will have a Material Adverse Effect.

6.4 Confidentiality.

Confidential information obtained by Lender pursuant to this Agreement or in connection with the Loan shall not be disseminated by Lender and shall not be disclosed to third parties except to regulators, taxing authorities and other governmental agencies having jurisdiction over Lender or otherwise in response to Requirements of Law, to Lender’s auditors and legal counsel and in connection with regulatory, administrative and judicial proceedings as necessary or relevant including enforcement proceedings relating to the Loan Documents, and to any prospective assignee of or participant in Lender’s interest under this Agreement or any prospective purchaser of the assets or a controlling interest in Lender, provided that such prospective assignee, participant or purchaser first agrees to be bound by the provisions of this Section 6.4. In connection with disclosures of confidential information to any non-governmental third-party, Lender shall, to the extent feasible and permitted, give prior notice of such request to Borrower; however, Lender shall incur no liability to Borrower for failure to do so. For purposes hereof, “confidential information” shall mean all nonpublic information obtained by Lender, unless and until such information becomes publicly known, other than as a result of unauthorized disclosure by Lender of such information.

ARTICLE VII

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, and termination of this Agreement:

7.1 Existence.

Borrower shall at all times maintain its existence as a limited liability company and preserve and keep in full force and effect its rights and franchises unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.

7.2 Qualification, Name.

Borrower shall qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except for those jurisdictions where failure to so qualify does not have a Material Adverse Effect. Borrower will transact business solely in its own name.

7.3 Compliance with Laws, Etc.

Borrower shall (a) comply with all Requirements of Law, and all restrictive covenants affecting Borrower or the properties, performance, prospects, assets or operations of Borrower, and (b) obtain as needed all Permits necessary for its operations and maintain such in good standing, except in each of the foregoing cases where the failure to do so will not have a Material Adverse Effect.

7.4 Payment of Taxes and Claims.

Borrower shall pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, the failure to make payment of which will have a Material Adverse Effect, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums, material in the aggregate to Borrower, which have become due and payable and which by law have or may become a Lien other than a judgment lien upon any of Borrower’s properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto. Notwithstanding the foregoing, Borrower may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any taxes, assessments, other governmental charges or claims described above, provided that Borrower shall provide such security as may be required by Lender to insure ultimate payment of the same and to prevent any sale or forfeiture of any of Borrower’s properties or assets, provided, however, that the provisions of this Section 7.4 shall not be construed to permit Borrower to contest the payment of any Obligations or any other sums payable by Borrower to Lender hereunder or under any other Loan Document. Notwithstanding any of the foregoing, Borrower shall indemnify, defend and save Lender harmless from and against any liability, cost or expense of any kind that may be imposed on Lender in connection with any such contest and any loss resulting therefrom.

7.5 Maintenance of Property; Insurance.

Borrower shall maintain the Property in good repair, working order and condition, excepting ordinary wear and tear and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower shall maintain (a) insurance policies with respect to the Property in accordance with Section 3.3(a) and (b) commercially reasonable and appropriate amounts of insurance against such other risks as would be maintained by a prudent Person engaged in a business such as that in which Borrower is engaged.

7.6 Inspection of Property; Books and Records; Discussions.

Borrower shall permit any authorized representative(s) designated by Lender to visit and inspect the Property, to inspect financial and accounting records and leases, and to make copies and take extracts therefrom, all at such times during normal business hours and as often as Lender may reasonably request. In connection therewith, Borrower shall pay all expenses of the types described in Section 11.1. Borrower will keep proper books of record and account in which entries, in conformity with GAAP and as otherwise required by this Agreement and applicable Requirements of Law, shall be made of all dealings and transactions in relation to its businesses and activities and as otherwise required under Section 6.1.

7.7 Maintenance of Permits, Etc.

Borrower will maintain in full force and effect all Permits, franchises, patents, trademarks, trade names, copyrights, authorizations or other rights necessary for the operation of its business, except where the failure to obtain any of the foregoing would not have a Material Adverse Effect; and notify Lender in writing, promptly after learning thereof, of the suspension, cancellation, revocation or discontinuance of or of any pending or threatened action or proceeding seeking to suspend, cancel, revoke or discontinue any material Permit, patent, trademark, trade name, copyright, governmental approval, franchise authorization or right.

7.8 Single Purpose Entity.

Borrower shall at all times be a Single Purpose Entity.

7.9 Subordination of Property Management Agreements.

Within thirty (30) days following the Closing Date, Borrower shall deliver to Lender an estoppel and subordination of each property management and leasing agreement identified on Schedule 5.24.

7.10 SNDAs.

Borrower shall use commercially reasonable efforts to obtain SNDAs from each of the tenants occupying more than fifteen percent (15%) of the net rentable area of the Property within sixty (60) days after the Closing Date.

7.11 KBS REIT Covenants.

At all times while the Compliance Ratio is greater than forty-five percent (45%), KBS REIT (on a consolidated basis) shall comply with the covenants set forth on Exhibit F attached hereto. As of the date of this Agreement, the Compliance Ratio is approximately fifty percent (50%).

ARTICLE VIII

NEGATIVE COVENANTS

Borrower covenants and agrees that, on and after the date hereof, until payment in full of all of the Obligations, and termination of this Agreement:

8.1 Operating Restrictions:

Borrower shall not:

(a) Indebtedness; Liens.

Directly or indirectly create, incur, assume or permit to exist (i) any Indebtedness other than as specifically permitted in Section 9.2, or (ii) any Lien on or with respect to any Collateral, except (A) Liens in favor of Lender securing the Obligations and (B) Permitted Liens. Nothing contained in this Agreement or in any of the other Loan Documents shall limit or impair the right of Borrower’s constituent members or partners to directly or indirectly create, incur, assume or permit to exist any Indebtedness of, or any Lien upon any property of, such member or partner.

(b) Transfers of Collateral.

Transfer, directly or indirectly, all or any interest in the Property or the Collateral. Notwithstanding the foregoing, Borrower shall be permitted to transfer the Property to a Single

Purpose Entity wholly owned, directly or indirectly, by KBS REIT, subject to prior written consent by Lender, not to be unreasonably withheld, which approval may include, without limitation, the following requirements: (1) execution of such loan documentation as Lender determines necessary (including, without limitation, an assumption of the Loan Documents and any new Deed(s) of Trust to ensure Lender’s continued first priority lien on the Property), (2) Lender’s receipt of title insurance, (3) payment of reasonable costs and expenses of Lender, and (4) there shall be no Event of Default.

(c) Restrictions on Fundamental Changes.

(i) Enter into any merger or consolidation or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or

(ii) Engage in any line of business other than as expressly permitted under Section 7.8; or

(iii) Except upon prior written notice to Lender, move its chief executive office from the State of California.

(d) Loans to Other Persons; Investments.

Borrower shall not make any direct or indirect purchase or other acquisition of securities or other interests, or of a beneficial interest in securities or other interests, of any other Person, or make any direct or indirect loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, advances to employees and similar items made or incurred in the ordinary course of business, but excluding any other Indebtedness and all accounts owed to Borrower that are not current assets or that did not arise from sales of goods or services to another Person in the ordinary course of business), or capital contribution, to any other Person.

8.2 Amendment of Constituent Documents.

Except with Lender’s prior written consent, which shall not be unreasonably withheld, Borrower shall not amend its organizational documents (including, without limitation, as to the admission of any new equity owner, directly or indirectly).

8.3 Margin Regulations.

No portion of the proceeds of the Loan shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation G, U or X or any other regulation of the Federal Reserve Board or other applicable law.

8.4 Ownership; Management.

(a) Ownership of Borrower.

Except as otherwise permitted in Exhibit F attached hereto, Borrower shall be wholly owned, either directly or indirectly, by KBS REIT. Notwithstanding anything stated to the contrary in this Agreement, the Security Instrument or in any of the other Loan Documents, any transfers of equity interests or other interests in KBS REIT Properties, LLC or in any of the direct or indirect owners of KBS REIT Properties, LLC shall not be prohibited (and shall be expressly permitted) provided that KBS REIT continues to directly or indirectly wholly own Borrower.

(b) Management.

The asset manager of KBS REIT shall not at any time be any Person other than Manager (with either Charles J. Schreiber, Jr. or Peter M. Bren at all times as an active principal and senior manager thereof) acting pursuant to the Management Agreement.

ARTICLE IX

FINANCIAL COVENANT

Borrower covenants and agrees that, on and after the date of this Agreement and until payment in full of all the Obligations, and the termination of this Agreement:

9.1 Distributions.

In general, no Distributions by Borrower shall be made during the continuance of any Event of Default, provided, however, that so long as Borrower remains current with respect to its obligation to pay accrued and unpaid interest due and owing under the Loan, at any time prior to the initial stated Maturity Date (including during the continuance of an Event of Default or following an acceleration of the Loan) Borrower may distribute funds from the operation of the Property (other than Termination Payments referred to in Section 3.3 above) to KBS REIT in order to pay Permitted REIT Distributions.

9.2 Incurrence of Additional Indebtedness.

(i) Borrower shall not incur any Indebtedness or other liabilities other than (i) the Obligations, (ii) operating and equipment leases entered into in the ordinary course of Borrower’s business, (iii) tenant security deposits, (iv) non-delinquent, accrued but unpaid real estate taxes and insurance premiums, (v) other trade payables in respect of operating expenses incurred in the ordinary course and (vi) any indebtedness, obligations or other liabilities (other than interest expense liability) in respect of interest rate swap, collar, cap or similar agreements providing interest rate protection and foreign currency exchange agreements. Further, the sum of the liabilities referred to in clauses (ii) and (v) shall at no time exceed $1,500,000 in the aggregate.

ARTICLE X

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

10.1 Events of Default.

Each of the following occurrences shall constitute an Event of Default under this Agreement:

(a) Failure to Make Payments When Due.

Borrower shall fail to pay (i) any amount due on the Maturity Date, (ii) any principal when due, or (iii) any interest on the Loan (or any fee or other amount payable under any Loan Documents) within five (5) days after the date such interest, fee or other amount first became due.

(b) Distributions; Additional Indebtedness.

Borrower shall breach either covenant set forth in Article IX.

(c) Other Defaults.

Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on Borrower under this Agreement or under any of the other Loan Documents (other than as described in any other provision of this Section 10.1), and (with respect to agreements, covenants or obligations for which no time period for performance is otherwise provided and for which cure is possible), such failure shall continue for fifteen (15) days after the earlier of (i) the date as of which Borrower had actual knowledge of such failure, and (ii) the date on which Lender gives Borrower notice of such failure (or, in either such case, such lesser period of time as is mandated by applicable Requirements of Law); provided, however, if such failure is not capable of cure within such fifteen (15) day period, but is capable of cure and the grant of additional time to cure would not result in a Material Adverse Effect, then if Borrower promptly undertakes action to cure such failure and thereafter diligently prosecutes such cure to completion within ninety (90) days after the earlier of the two dates described in the preceding clauses (i) and (ii), then Borrower shall not be in default hereunder.

(d) Breach of Representation or Warranty.

Any representation or warranty made or deemed made by Borrower to Lender herein or in any of the other Loan Documents or in any statement, certificate or financial statements at any time given by Borrower pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made.

(e) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) An involuntary case shall be commenced against Borrower and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction shall enter a decree or order for relief in respect of any such Person in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law; or

(ii) A decree or order of a court (or courts) having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower, or over all or a substantial part of the property of any such Person, shall be entered; or an interim receiver, trustee or other custodian of any such Person or of all or a substantial part of the property of any such Person, shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of any such Person, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

(f) Voluntary Bankruptcy; Appointment of Receiver, Etc.

Borrower shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; any such Person shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due; or any member, shareholder or manager of Borrower adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

(g) Judgments and Attachments.

Any money judgment (other than a money judgment covered by insurance but only if the insurer has admitted liability with respect to such money judgment), writ or warrant of attachment, or similar process involving in any case an amount in excess of One Million Dollars ($1,000,000) shall be entered or filed against Borrower or its assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days.

(h) Dissolution.

Any order, judgment or decree shall be entered against Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or Borrower shall otherwise dissolve or cease to exist.

(i) Loan Documents; Failure of Security.

If for any reason any Loan Document shall cease to be in full force and effect or any Lien intended to be created thereby shall cease to be or is not valid or perfected; or any Lien in favor of Lender contemplated by this Agreement or any Loan Document shall, at any time, be invalidated or otherwise cease to be in full force and effect; or any such Lien or any Obligation shall be subordinated or shall not have the priority contemplated by this Agreement or the Loan Documents for any reason, and, in the case of any of the foregoing, such condition or event shall continue for fifteen (15) days after Borrower knew of such condition or event.

(j) ERISA Liabilities.

Any Termination Event occurs which will or is reasonably likely to subject Borrower to a liability which Lender reasonably determines will have a Material Adverse Effect, or the plan administrator of any Benefit Plan applies for approval under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and Lender reasonably determines that the business hardship upon which the Section 412(d) waiver was based will or would reasonably be anticipated to subject Borrower to a liability which Lender determines will have a Material Adverse Effect.

(k) Environmental Liabilities.

Borrower becomes subject to any Liabilities and Costs, which Lender reasonably deems to have a Material Adverse Effect, arising out of or related to (i) the Release or threatened Release at the Property of any Contaminant into the environment, or any Remedial Action in response thereto, or (ii) any violation of any Environmental Laws.

(l) Solvency; Material Adverse Change.

Borrower shall cease to be Solvent, or there shall have occurred any event or circumstance having a Material Adverse Effect.

(m) Interest Rate Management Agreement.

Borrower shall default under any swap, cap, collar, or any other rate management agreement.

(n) Default under any Other Security Instrument.

The occurrence of a monetary or other material default (and the expiration of any applicable notice and cure period) under any Other Security Instrument.

(o) KBS REIT Covenant Compliance.

KBS REIT’s failure to satisfy any covenant contained in Exhibit F shall constitute an Event of Default hereunder unless within thirty (30) days after the earlier of the date on which (i) written notice of such failure is delivered by Lender to Borrower, or (ii) Borrower fails to deliver a KBS REIT Compliance Certificate when and as required by Section 6.2(a) above, which certificate (if delivered) would have indicated that KBS REIT was not in compliance with one or more of such covenants, either (A) KBS REIT corrects any non-compliance issues to Lender’s satisfaction, or (B) Borrower repays principal outstanding under the Loan in an amount necessary to cause Compliance Ratio to be less than or equal to forty-five percent (45%); provided that Borrower acknowledges a cure under this subsection (o) shall not obviate any Borrower obligation to comply with similar covenants under loans secured by the Other Security Agreements.

An Event of Default shall be deemed “continuing” until cured or waived in writing in accordance with Section 11.4.

10.2 Rights and Remedies.

(a) Acceleration, Etc.

Upon the occurrence of any Event of Default described in the foregoing Section 10.1(e) or 10.1(f), the Loan shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loan shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate or notice of acceleration), all of which are hereby expressly waived by Borrower, and the obligations of Lender to make any further disbursement of the Loan shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, Lender may, by written notice to Borrower, (i) declare that the Loan is terminated, whereupon the Loan and the obligation of Lender to make any further disbursement of the Loan shall immediately terminate, and/or (ii) declare the unpaid principal amount of, any and all accrued and unpaid interest on the Loan and all of the other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower. Without limiting Lender’s authority hereunder, on or after the Maturity Date, Lender may exercise any or all rights and remedies under the Loan Documents or applicable law, including, without limitation, foreclosure upon the Property or any additional collateral.

(b) Access to Information.

If an Event of Default then exists, Lender shall have, in addition to and not by way of a limitation of any other rights and remedies contained in this Agreement or in the other Loan Documents, the right within forty-eight (48) hours after notice to Borrower to obtain access to Borrower’s records (including computerized information, files and supporting software) relating to the Property, and its accounting information relating thereto, and to use all of the foregoing and the information contained therein in any manner Lender deems appropriate which is related to the preservation or disposition of the Property or to the collection of the Obligations. Borrower hereby authorizes any accountant or management company employed by Borrower to deliver such items and information to Lender. Notwithstanding anything to the contrary contained in the Loan Documents, upon the occurrence of and during the continuance of an Event of Default, Lender shall be entitled to request and receive, by or through Borrower or appropriate legal process, any and all information concerning Borrower or any property of Borrower, which is reasonably available to or obtainable by Borrower.

(c) Use of Intangibles.

To the extent Borrower has the power, without violating the terms of any agreement existing as of the Closing Date, to grant such a license, Lender is hereby granted a license or other right to use, without charge, in connection with the exercise of Lender’s rights and remedies under the Loan Documents, Borrower’s copyrights, rights of use of any name, trade secrets, trade names, tradestyles, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral.

(d) Waiver of Demand.

Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives, to the extent permitted by law, the benefit of all valuation, appraisal and exemption laws.

(e) Waivers, Amendments and Remedies.

No delay or omission of Lender to exercise any right under any Loan Document shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in a writing signed by Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Lender until the Obligations have been paid in full, the Loan has expired or terminated and this Agreement has been terminated.

10.3 Permitted REIT Distributions.

Notwithstanding anything stated to the contrary in this Agreement or in any of the other Loan Documents, Borrower shall under all circumstances be entitled to receive income (other than Lease Termination Payments referred to in Section 3.3 above) generated from the Property (including while an Event of Default may exist) to cover Permitted REIT Distributions, except that, while an Event of Default continues in existence, Borrower’s right to receive such income to cover Permitted REIT Distributions shall be conditioned upon such income first being used (i) to cover accrued and unpaid interest due and owing under the Loan, and (ii) if such Event of Default is the failure to repay principal on or after the stated Maturity Date of the Loan (without any accelleration), to repay principal outstanding under the Loan. In addition, notwithstanding anything stated to the contrary in this Agreement, in the Security Instrument or in any of the other Loan documents, Lender agrees that at all times prior to the stated Maturity Date (without acceleration) the funding of all reserves and other amounts under the Loan are subject to the provisions contained in this Agreement permitting disbursement to Borrower of cash flow from the Property (other than Lease Termination Payments referred to in Section 3.3 above) to make Permitted REIT Distributions.

ARTICLE XI

MISCELLANEOUS

11.1 Expenses.

(a) Generally.

Borrower agrees upon demand to pay, or reimburse Lender for, all of Lender’s reasonable external audit, legal, appraisal, valuation and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Lender’s internal appraisers, environmental advisors or legal counsel) incurred by Lender at any time (whether prior to, on or after the date of this Agreement) in connection with (i) its own audit and investigation of Borrower and the Property; (ii) the negotiation, preparation and execution of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV), the Security Instrument and the other Loan Documents and the making of the Loan; (iii) any Appraisals; (iv) the creation, perfection or protection of Lender’s Lien on the Property and any additional collateral (including, without limitation, any fees and expenses for title and lien searches, local counsel in various jurisdictions, filing and recording fees and taxes, duplication costs and corporate search fees); (v) administration of this Agreement, the other Loan Documents, the Loan and the Collateral; and (vi) the protection, collection or enforcement of any of the Obligations or the Collateral, including Protective Advances. Lender shall endeavor in good faith to provide Borrower with written notice of any expected increased costs and expenses before incurring them.

(b) After Event of Default.

Borrower further agrees to pay, or reimburse Lender, for all reasonable out-of-pocket costs and expenses, including without limitation reasonable attorneys’ fees and disbursements incurred by Lender after the occurrence of an Event of Default (i) in enforcing any Obligation or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower and related to or arising out of the transactions contemplated hereby; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise); (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) in attempting to enforce or enforcing any Lien in any of the Collateral or any other rights under the Security Instrument.

11.2 Indemnity.

Borrower further agrees to defend, protect, indemnify and hold harmless Lender and each of its Affiliates and participants and each of the respective officers, directors, employees, agents, attorneys and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV) of each of the foregoing (collectively called the “Indemnitees”) from and against any and all Liabilities and Costs imposed on, incurred by, or asserted against such Indemnitees (whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or in equity, and based upon contract or otherwise, including any Liabilities and Costs arising as a result of a “prohibited transaction” under ERISA to the extent arising from or in connection with the past, present or future operations of Borrower) in any manner relating to or arising out of this Agreement, the Security Instrument or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of and participation in the Loan and the management of the Loan, or the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Matters”); provided, however, that Borrower shall not have any obligation to an Indemnitee hereunder with respect to (a) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in any provision of this Agreement, and (b) Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of that Indemnitee, as determined by a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

11.3 Change in Accounting Principles.

Except as otherwise provided herein, if any changes in accounting principles from those used in the preparation of the most recent financial statements delivered to Lender pursuant to the terms hereof are hereinafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found herein, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to Lender, to so reflect such change in accounting principles.

11.4 Amendments and Waivers.

(a) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of Lender and Borrower, and (b) no termination or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of Lender, which Lender shall have the right to grant or withhold at its sole discretion. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other further notice or demand in similar or other circumstances.

11.5 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

11.6 Notices and Delivery.

Unless otherwise specifically provided herein, any consent, notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy (or on the next Business Day if such telecopy is received on a non-Business Day or after 5:00 p.m. (at the office of the recipient) on a Business Day) or delivery by the United States mail (registered or certified). Any party delivering a communication by telecopy shall also send a copy thereof by one of the other means provided in this Section 11.6. Notices to Lender pursuant to Article II or the Note shall not be effective until received by Lender. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 11.6) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

11.7 Survival of Warranties, Indemnities and Agreements.

All agreements, representations, warranties and indemnities made or given herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loan, and such indemnities shall survive termination hereof.

11.8 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

11.9 Marshalling; Payments Set Aside.

Lender shall not be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender or enforces its Liens or exercise its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

11.10 Severability.

In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby, provided, however, that if the rates of interest or any other amount payable hereunder, or the collectibility thereof, are declared to be or become invalid, illegal or unenforceable, Lender’s obligations to make the Loan shall not be enforceable.

11.11 Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

11.12 Governing Law; Waiver.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA.

11.13 Limitation of Liability.

To the extent permitted by applicable law, no claim may be made by Borrower or any other Person against Lender, or the affiliates, directors, officers, employees, attorneys of Lender, for any special or punitive damages (as opposed to direct, indirect or consequential damages) in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.14 Successors and Assigns.

This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lender. Subject to Section 11.20, the terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loan and the commitment of Lender under this Agreement or any portion thereof, and in the event of any permitted such transfer or assignment, the rights and privileges herein conferred upon Lender shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Borrower’s rights or any interest therein hereunder, and Borrower’s duties and Obligations hereunder, shall not be assigned without the consent of Lender.

11.15 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE AND ALL JUDICIAL PROCEEDINGS BROUGHT BY BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION HAVING SITUS WITHIN THE BOUNDARIES OF THE FEDERAL COURT DISTRICT OF THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED ON THE SIGNATURE PAGES HEREOF. TO THE EXTENT PERMITTED BY THEN APPLICABLE LAW, BORROWER AND LENDER IRREVOCABLY WAIVE (A) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (B) ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

11.16 Counterparts; Effectiveness; Inconsistencies.

This Agreement and any amendments, waivers, consents or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such together shall constitute but one and the same instrument. This Agreement shall become effective when Borrower and Lender have duly executed and delivered signature pages of this Agreement to each other. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually and directly inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

11.17 Performance of Obligations.

Borrower agrees that Lender may, but shall have no obligation to, make any payment or perform any act required of Borrower under any Loan Document or take any other action which Lender in its discretion deems necessary or desirable to protect or preserve the Collateral, including without limitation, any action to (a) pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral, and (b) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof.

11.18 Construction.

The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

11.19 Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender (including documents incorporating separate agreements relating to the payment of fees), embodies the entire agreement and supersede all prior agreements, written and oral, relating to the subject matter hereof.

11.20 Assignments and Participations.

(a) After first obtaining the approval of Borrower (other than upon the occurrence and during the continuance of any Event of Default), which approval will not be unreasonably withheld, Lender may assign, to one or more banks or other institutional lenders, all or a portion of its rights and obligations under this Agreement and other Loan Documents; provided, however, that (i) after giving effect to such assignment, the aggregate amount of the Loan Commitment retained by Lender and not participated out shall in no event be less than twenty percent (20%) thereof and (ii) subject to the rights that an assignee of Lender may have to remove Lender, Lender shall at all times act as administrative agent with respect to the Loan. Borrower agrees to pay to Lender, for any such administrative agent services, a reasonable administrative fee not to exceed $20,000 per annum. Without restricting the right of Borrower to reasonably object to any bank or other institutional lender becoming an assignee of an interest of Lender hereunder, each proposed assignee must be a bank or other institutional lender which (A) has (or, in the case of a lender which is a subsidiary, such lender’s parent has) a rating of its senior unsecured debt obligations of not less than Baa-2 by Moody’s Investors Services or a comparable rating by a rating agency acceptable to Lender and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000). Unless Borrower gives written notice to Lender that it objects to the proposed assignment (together with a written explanation of the reasons behind such objection) within ten (10) days following receipt of Lender’s written request for approval of the proposed assignment, Borrower shall be deemed to have approved such assignment. Upon the effective date specified in the applicable assignment and assumption agreement, (X) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment and assumption, have the rights and obligations of Lender hereunder, and (Y) Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment and assumption agreement, relinquish its rights and be released from its obligations under this Agreement.

(b) Lender may sell participations to one or more financial institutions, private investors, and/or other entities in or to all or a portion of its rights and obligations under this Agreement and other Loan Documents; provided, however, that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, (iv) after giving effect to such participation, the aggregate amount of the Loan Commitment retained by Lender that has not been assigned or participated out shall in no event be less than twenty percent (20%) thereof, and (v) the holder of any such participation shall not be entitled to voting rights under their participation agreement except for voting rights with respect to (A) increases in the Loan Commitment; (B) extensions of the Maturity Date not expressly provided for in Section 2.1(c) above; (C) decreases in the interest rates or fees except as described in this Agreement; and (D) the release of all or any portion of any Property.

(c) In the event of any such sale, assignment or participation, Lender and the parties to such transaction shall share in the rights and obligations of Lender as set forth in the Loan Documents only as and to the extent they agree among themselves. Borrower will use reasonable efforts to cooperate with Lender in connection with the assignment of interests under this Agreement or the sale of participations herein, and, upon written request by Lender, Borrower shall enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such sale, assignment or participation, including separate Notes, so long as (i) Borrower’s obligations are not increased thereunder in any material respect and (ii) Borrower incurs no additional costs or additional liabilities in connection therewith.

(d) Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including the other provisions of this Section 11.20, Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release Lender from its obligations thereunder.

11.21 Limitation on Personal Liability of Shareholders, Partners and Members.

Anything to the contrary contained in any Loan Document, none of the constituent shareholders, partners or members in Borrower shall have any liability whatsoever for the payment or performance of any of the Obligations. Without limiting in any manner the generality of the foregoing, Lender shall have no right to recover from any constituent shareholder, partner or member in Borrower any Distribution from Borrower; provided, however, that nothing in this Section 11.21 is intended, or shall be deemed, to constitute a waiver of any rights Lender may have under the United States Bankruptcy Code or other applicable law with respect to fraudulent transfers or conveyances.

11.22 Cross-Default; Cross-Collateralization.

Borrower hereby acknowledges that, as consideration for Lender making the Loan to Borrower, the Loan shall be cross-defaulted and cross-collateralized with the loans set forth on Schedule 11.22 attached hereto. Borrower further acknowledges that Lender would be unwilling to make the Loan if Borrower did not agree to cooperate with Lender in executing any and all documents that Lender requests that Borrower execute in order to evidence such cross-defaults and cross-collateralization, including, without limitation, one or more modification agreements in the form attached hereto as Exhibit E, or any additional mortgages or deeds of trust to be recorded against the Property. Notwithstanding anything to the contrary contained in any of the Loan Documents, any and all costs incurred by Lender with respect to the foregoing shall be reimbursed by Borrower to Lender, including, without limitation, the costs of any amendments or endorsements to Lender’s policy of title insurance.

11.23 USA Patriot Act Notice, Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Lender may from time-to-time request, and Borrower shall provide to Lender, Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

11.24 Electronic Document Deliveries.

Unless otherwise directed by Lender, documents required to be delivered to Lender pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which Lender has access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by Lender or the Borrower) provided that the foregoing shall not apply to notices delivered to Lender pursuant to the Note. Borrower may, in its discretion, but shall not be required to, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which Lender or Borrower posts such documents or the documents become available on a commercial website and Lender or Borrower notifies the other party of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, Borrower shall deliver paper copies of any documents to the Lender, if Lender requests such paper copies, until a written request to cease delivering paper copies is given by Lender. Lender shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically. For purposes of this Section 11.24, “Lender” shall mean Wells Fargo Bank, National Association and any successors or assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.

LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

	By:	/s/ John A. Ferguson
	Name:	John A. Ferguson
	Title:	Senior Vice President

ADDRESS FOR NOTICE AND DELIVERY:

Real Estate Group
Orange County
2030 Main Street, Suite 800
Irvine, CA 92614
Attn: John Ferguson
Senior Vice President
Tel: (949) 251-4310
Fax: (949) 851-9728

[Signatures Continue on Next Page]

BORROWER:	KBS WOODFIELD PRESERVE, LLC,
a Delaware limited liability company

	By:	KBS REIT ACQUISITION XXX, LLC,
a Delaware limited liability company,
its sole member

		By:	KBS REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

			By:	KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

				By:	KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
general partner

					By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

ADDRESS FOR NOTICE AND DELIVERY:
With a copy to:
c/o KBS Capital Advisors, LLC	Morgan, Lewis & Bockius LLP
620 Newport Center Drive, Suite 1300	5 Park Plaza, Suite 1750
Newport Beach, CA 92660	Irvine, CA 92614
Attention: Stacie Yamane	Attention: L. Bruce Fischer, Esq.
Tel: (949) 417-6560	Tel: (949) 399-7145
Fax: (949) 417-6520	Fax: (949) 399-7001
Attention: Robin Burke
Tel: (202) 552-7558
Fax: (202) 822-1340